Exhibit 10.1

VAT Lease Liege DC1 Unit C PROLOGIS Warehouse Agreement BETWEEN THE UNDERSIGNED: 1. The limited liability company Prologis Belgium IIBVBA, having its registered office at 2850 Boom, Scheldeweg 1, registered with the Crossroads Bank for Enterprises under the number 0472.435.431 (RLE Antwerp) and with VAT number 0472.435.431, represented by Mr. Bram Verhoeven, holder of a special proxy, hereinafter referred to as “Prologis”, AND 2. The limited liability company Skechers EDC Sprl, having its registered office at [4041 Milmort (Lidge), avenue du Parc Industriel 3], registered with the Crossroads Bank for Enterprises under the number 0478.543.758 (RLE Li£ge) and with VAT number 0478.543.758, represented by Mr. David Weinberg, hereinafter referred to as “Skechers”, Prologis and Skechers hereinafter jointly referred to as “Parties” or individually as a “Party”; AND 3. The limited liability company under the laws of the State of Delaware (USA) Skechers USA Inc., having its registered office at CA 90266 Manhattan Beach (USA), Manhattan Beach Blvd. 228, and registered under the Commision File Number 001-1429 with I.R.S. Employer Identification No. 95-437615, represented by Mr. David Weinberg, hereinafter referred to as “Guarantor”,

VAT Lease Liège DC1 Unit C

WHEREAS:

1. Skechers has concluded an "*Agreement for the availability of Space for the storage of goods and Offices for the management of this*" dated 12 August 2002, as amended, with respect to the Prologis Park Liège Distribution Center I located in the Industrial Park Hauts-Sarts, Milmort, Liège, avenue du Parc Industriel (the "**Agreement DC I**") and an "*Agreement for the availability of Space for the storage of goods and Offices for the management of this*" dated 20 May 2008, as amended with respect to Prologis Park Liège Distribution Center II located in the Industrial Park Hauts-Sarts, Milmort, Liège, avenue du Parc Industriel (the "**Agreement DC II**").

2. Prologis is currently negotiating the acquisition of an additional parcel of land located in the Industrial Park Hauts-Sarts, Milmort, Liège, Avenue du Parc Industriel (the "**Site**", as further described in Part I - Article 1.1, last paragraph of the present agreement), on which it intends to construct additional warehouses, mezzanine and offices, i.e. the Prologis Park Liège Distribution Center III (the "**Premises**" as further described in Part I - Article 1.1, first paragraph of the present agreement).

3. Skechers wishes to perform activities related to the storage, handling, transportation and distribution in the Premises which will be constructed on the Site.

4. Parties and the Guarantor now wish to conclude an agreement by which the Premises will be designed and constructed by Prologis and put at the disposal of Skechers subject to the terms and conditions as set out and mutually agreed upon in present agreement (hereinafter referred to as the "**Agreement**").

THE FOLLOWING HAS BEEN AGREED:

PRELIMINARY PART - CONDITIONS PRECEDENT

1. The design and construction of the Premises and the putting at the disposal thereof to Skechers shall be subject to the cumulative fulfilment of the following conditions precedent ("**Conditions Precedent**"):

1.1. Obtaining of undisputable, executable and final building and environmental permit(s) (as the case may be "*permis unique*") in accordance with the permit application mentioned in Part I - Article 2.1., and any other authorizations and consents required for the design and construction of the Premises; and

1.2. Subject to the fulfilment of the condition precedent set forth in Article 1.1. above, acquisition by Prologis of the Site from Services Promotion Initiatives en Province de Liège (SPI) SCRL for a purchase price not exceeding € 30.00 / m² land, which in addition implies that an agreement is to be reached between Prologis and Services Promotion Initiatives en Province de Liège (SPI) SCRL with respect to the ground levelling works required. Prologis is however entitled (but not obliged) to waive the

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VAT Lease Liège DC1 Unit C

application of the present Condition Precedent as far as relating to the purchase price and/or agreement on ground levelling works.

2. Prologis shall endeavour all best efforts in order to have the Conditions Precedent satisfied cumulatively as soon as possible. Should the Conditions Precedent not be satisfied cumulatively by 1 April 2015 (this day included) at the latest, each of the Parties is entitled to consider the present Agreement void, subject to prior notification by the relevant Party to the other Party, without any damages or costs being due by either Party or the Guarantor to any other Party or the Guarantor.

3. For the avoidance of doubt only and without prejudice to the above, it is clarified that Prologis will at any moment be entitled to proceed to the acquisition of the Site at the terms and conditions to be agreed with Services Promotion Initiatives en Province de Liège (SPI) SCRL, despite - as the case may be - the non-fulfilment of the condition precedent set forth in Article 1.1. above.

PART I - DESIGN AND CONSTRUCTION OF THE PREMISES

Article 1 - Design and construction

1.1 Subject to the Conditions Precedent, Prologis undertakes to deliver to Skechers, an industrial building referred to as "Prologis Park Liège Distribution Center III", designed and constructed according to Prologis' own design, with due observance of the Outline Specifications of the Premises, attached as **Appendix 3**, having a surface of approx. 26,685 m² and consisting of:

- approx. 24,309 m² warehouses (hereinafter referred to as the **"Warehouses"**);
- approx. 2,026 m² mezzanine (hereinafter referred to as the **"Mezzanine"**);
- approx. 350 m² offices (hereinafter referred to as the **"Offices"**).

i.e. the "***Premises***".

The Warehouses, Mezzanine, Offices and accompanying car parking places are indicated on the situation plan of the Premises which is attached to present Agreement as **Appendix 2**. The situation plan of the Premises may be modified subject to the mutual written consent by the Parties and in conformity with the permit(s) obtained by Prologis in conformity with Article 2.1. below.

The Premises shall be constructed on a parcel of land located in the Industrial Park Hauts-Sarts, Milmort, Liège (Herstal), Avenue du Parc Industriel, with cadastral references Herstal, 6th Division (Vottem, A La Chaussée), Section A, number 559/E/2 (part), with a total surface of approx. 42,856 m² (hereinafter referred to as the "Site"). A plan of the Site is attached as **Appendix 1** to present Agreement.

1.2. Prologis shall be responsible for producing the provisional design, technical design, final design and the building specifications, based on the above description and the Outline Specifications of the Premises, attached as **Appendix 3**.

1.3. Prologis may, in consultation with Skechers carry out variations or substitute alternative materials of a similar colour and to no less a quality or performance criteria within the relevant Belgian

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Standards (i) so long as it does not materially alter the design, layout and nature of the Premises, or (ii) if the changes are to comply with planning or statutory requirements. 1.4. Skechers shall provide Prologis with all reasonably required documents and information in time. Failure to do so shall, to the extent this failure is (at least partly) attributable to Skechers, result in a deferral of the construction period with the number of working days in the construction sector equal to the number of working days in the construction sector during which Skechers failed to provide the documents or information concerned, unless Prologis is able to reasonably demonstrate that the delay by Skechers has additional consequences on the construction period. 1.5. During the construction works best efforts will be used to minimize hindrance to the activity in and the use of Distribution Center I and Distribution Center II adjoining to the Site, by Skechers, it being understood that Skechers will not be entitled to claim damages for any remaining hindrance during the works. Article 2—Permits and authorisations (construction phase) 2.1. Prologis shall endeavour to apply for the required building and environmental permit(s) and other administrative consents and authorizations for the construction of the Premises, as soon as possible. Prologis shall provide Skechers with a draft of the application(s) allowing Skechers to formulate reasonable technical remarks. Skechers shall as soon as possible and in any event within 8 business days as from the receipt of the draft application(s), either confirm that such application(s) is/are entirely satisfactory or provide Prologis with reasonable technical remarks. Both the application(s) as the reasonable technical remarks, if any, shall be in full conformity with Appendices 1, 2 and 3 of the present Agreement, and with any agreed upon modifications, as the case may be, pursuant to Article 3 “Request for modifications” below. If Skechers fails to reply within the 8 business days delay, it shall be considered to have accepted the draft application(s). A copy of the application(s) as filed will be attached as Appendix 5 to present Agreement. 2.2. For the avoidance of doubt, it is clarified that if any environmental or operating permit, authorisation or notification is (are) required for the activities of Skechers, Skechers shall be responsible , at its sole risk and expense, for the application and obtainment thereof. Failure to timely obtain such permits or authorisations shall, however, not result in a deferral or cancelling of the Delivery or Commencement Date, as defined below. Prologis will be held harmless with respect hereto. Article 3—Requests for modifications 3.1. Prologis shall offer Skechers or its representative the opportunity to assess the design documents and the specifications in time, as soon as these documents become available. 3.2. Skechers is entitled to timely submit requests for changes to be made to the building specifications, as far as (i) (still) technically feasible, (ii) in accordance with the Outline Specifications of the Premises, attached as Appendix 3, and (iii) permitted by the permits applied for and obtained pursuant to article 2 above.

Prologis shall implement such changes to the building specifications, unless this cannot reasonably be required from Prologis for reasons of lettability or future disposals of the Premises, or unless not compliant with the first paragraph. 3.1. As soon as practically possible following receipt and prior to implementing the change to the specifications, Prologis shall inform Skechers in writing with respect to the consequences thereof, as the case may be, on the construction period and/or on the Compensation due to Prologis. 3.2. The estimated construction period shall be deferred with the period of time as communicated by Prologis, required to execute the changes to the building specifications requested by Skechers in accordance with this Article 3, provided Prologis has informed Skechers in writing on the impact of these changes in accordance with Article 3.3. above and provided Skechers has agreed in writing within five business days upon receipt of the reply from Prologis, to proceed with these changes. If Skechers fails to answer in writing within this delay, it shall be considered to have refused the new delivery date and financial consequences proposed by Prologis, in which case—for the avoidance of doubt—the requested modifications shall not be executed. 3.3. Without prejudice to the above, Parties already agreed with the execution of the modifications and extra works listed in Appendix 14, against a lump sum compensation due by Skechers to Prologis in an amount of €452,030 (excl. VAT), to be paid within 10 business days following invoicing by Prologis. Article 4—Timing 4.1. Target date for the Delivery of the Premises in accordance with Article 5 below is 30 September 2015. This date is based upon start construction 1 January 2015, i.e. an irrevocable building permit is in place and no other circumstances preventing a start of construction. Prologis shall endeavour all best efforts in order to reach this target date. An overview of milestones is attached as Appendix 4, for information purposes. 4.2 The target date shall be deferred in the event of one or more of the following occurrences: occurrence of circumstances which are to be considered as force majeure or Acts of God, including war, hostilities, terrorism, rebellion, ionising radiation, contamination by radioactivity, riot, commotion, strikes or disorder, earthquake, storm, flooding and lightning, bad weather, archaeological discoveries or circumstances and/or circumstances related to the presence of wildlife or environmental fragility; the target date shall be deferred with the number of working days in the construction sector equal to the number of working days in the construction sector during which one or more of the above circumstances occur(s) or persist(s), unless Prologis is able to reasonably demonstrate that the circumstance(s) referred to has (have) additional consequences on the construction period. in the event of modifications in accordance with Article 3.3. and 3.4.; the deferral of the target date shall be equal to the number of calendar days as agreed upon between Skechers and Prologis pursuant to article 3.4. any delay or retardation attributable to Skechers’ non-compliance with its obligations under this Agreement; the target date shall be deferred with the number of working days in the construction sector equal to the number of working days in the construction sector—5/27—

during which Skechers is in non-compliance, unless Prologis is able to reasonably demonstrate that such non-compliance has additional consequences on the construction period. any delay or retardation caused by Skechers’ right to review pursuant to Part II, Article 4.4. ; the target date shall be deferred with the number of working days in the construction sector equal to the number of working days in the construction sector between Prologis’ notification and Skechers’ agreement pursuant to Part II, Article 4.4., unless Prologis is able to reasonably demonstrate that such delay has additional consequences on the construction period. Article 5—Completion—Delivery 5.1. Completion shall take place in accordance with the Outline Specifications of the Premises, attached as Appendix 3. The approval of the completion shall occur in accordance with the following principles (the “Delivery”): The Premises shall be approved by Skechers in its entirety (not phased), in accordance with Article 5.3 below. However, in the relation with each of its contractors separately, Prologis is allowed to perform phased approval procedures. Before approving works performed by the (individual) contractors, Prologis shall invite Skechers to inspect the respective works and to communicate, within five working days, technically relevant remarks, with due motivation. Such technically relevant remarks of Skechers shall be incorporated in the remarks of Prologis towards its contractors. If Skechers does not communicate its remarks within the abovementioned timeframe of five working days as from its inspection of the works, it shall be deemed to have accepted the works concerned. Approval of the Premises by Skechers can only be refused for non-compliance with the Outline Specifications of the Premises, attached as Appendix 3 to the extent such non- compliance would impede the normal use of the Premises by Skechers for the purposes as described in Part II—Article 2 and 3 of this Agreement. 5.2. Skechers or its representative and/or consultants are entitled to inspect the Premises at all times and receive an invitation for the building meetings and shall receive a copy of the notes of the construction meetings. Prologis and Skechers agree that the minutes of the construction meetings will be given only for the convenience of attendees present and/or absent. No rights, obligations, amendments or decisions are to be concluded from these notes. 5.3. Prologis shall give notice to Skechers, in writing, at least ten (10) business days in advance of the date when the Premises shall be ready for Delivery, taking into account and without prejudice to the principles set forth in Article 5.1. above. It shall provide Skechers with the technical descriptions as available at that moment (such as, but not limited to, with regard to the concrete (“beton”) used). In the event that Skechers fails to attend the Delivery meeting, in despite of having been notified correctly and having been provided with the technical descriptions available, Delivery shall be deemed to be accepted. The Parties shall, during the Delivery meeting, draft and sign the list of remaining snagging items, if any, i.e. any defect or non-conformity which does not impede the operation of the Premises and, hence, the Delivery. The Parties will agree upon a time table for the carrying out of the remedial works relating to the snagging items. In any case, a disagreement regarding these snagging items shall not prevent Delivery from taking place. Delivery shall be deemed to be granted by Skechers once the Parties have agreed upon and executed Delivery minutes, to which—as the case may be—a list of snagging items may be attached. Skechers shall no longer be entitled to make claims for apparent defects that are not mentioned on the list of snagging items. 5.4. A complete copy of the As-Built file shall be handed over to Skechers as soon as available. Article 6—Customer fit-out works 6.1. Best effort will be made by Prologis to make the Premises available for customer fit-out works one month before expected date of Delivery. As from that moment, Skechers will have access to the Premises but only to execute the customer fit-out works in the Premises. Skechers shall expeditiously and carefully carry out the customer fit-out works. 6.2. The customer fit-out works shall be carried out by Skechers at its own risk and expense. 6.3. The inclusion of the customer fit-out works in the construction schedule will be coordinated by Prologis, and Skechers agrees that as a result, both Prologis and the contractor of Prologis can give binding instructions to the contractors) of Skechers with respect to the execution of the customer fit- out works. Skechers shall comply with, and shall take care that the contractors comply with, the reasonable instructions given by Prologis and/or the contractor of Prologis. 6.4. Skechers shall execute the customer fit-out works (i) in a professional manner and not in breach of the environmental and building permit (“permis unique”) for the construction, or any civil or public law or regulations, (ii) using good quality materials, (iii) in a way which causes as little nuisance and inconvenience as possible to Prologis, the contractor of Prologis or to lessees, owners or users of adjacent parcels, if applicable, and (iv) in accordance with the reasonable instructions given by Prologis and/or the contractor of Prologis, if any. 6.5. Skechers shall at all times ensure that neither the construction work executed by Prologis or a contractor are hampered by the (execution of the) customer fit-out works and Skechers shall not cause any delay, inconvenience or increase of the costs for the construction works. Skechers shall at any time provide Prologis and its contractors access to the Premises. For the period between the moment Skechers has access to the Premises to execute the customer fit- out works in the Premises and the Commencement Date (as defined in Part II—Article 6), the costs for utilities (gas, water, electricity, etc) for the Premises, will be equally divided between Skechers and Prologis (or its contractor). During the same period, Skechers shall comply with all obligations (except for the payment obligations) under this Agreement.

6.6. Skechers shall immediately notify Prologis of the completion of the customer fit-out works and shall provide Prologis with two (2) sets of as-built plans with respect to the customer fit-out works , and this within three (3) weeks after completion of the customer fit-out works. Article 7—Distribution Center IV 7.1. In the event Prologis (or an affiliated party) acquires the land adjacent to the Site, as indicated on Appendix 1, from Services Promotion Initiatives en Province de Liege (SPI) SCRL, Prologis (or the relevant affiliated party) shall grant to Skechers a right of first refusal with regard to the VAT lease of (a) new distribution centre(s) that Prologis (or an affiliated party) might develop on that land (and possibly also partly on the Site—hereinafter referred to as “Distribution Center IV”). This right of first refusal shall apply for a period of 36 months starting on the calendar day on which Prologis (or an affiliated party) actually and definitively acquires the abovementioned land, as the case may be. If, during this period of 36 months, Prologis (or the affiliated party) intends to agree with any third party (or offers any third party to agree) upon a possible VAT lease of Distribution Center IV as the case may be to be constructed on that land, it shall inform Skechers accordingly in conformity with Article 2 of Part III of this Agreement, following which Skechers shall have a period of 3 weeks in order to inform Prologis (or the relevant affiliated party), in conformity with Article 2 of Part III of this Agreement, of its decision to agree upon the VAT lease of Distribution Center IV as offered by Prologis (or the relevant third party). The absence of a timely answer shall be considered as a refusal. In case of refusal or in the event no final and definitive VAT lease agreement for Distribution Center IV has been executed between Prologis (or the relevant affiliated party) and Skechers within six weeks of the notification of Skechers’ decision to agree, the right of first refusal shall terminate as of right and Prologis (or the relevant affiliated party) shall have the right to develop and lease Distribution Center IV to any third party. In addition and for the avoidance of doubt, upon termination of the period of 36 months, referred to above, or in the event Skechers has expressly indicated in writing at any moment in time not to be willing to VAT lease Distribution Center IV, Prologis (or the relevant affiliated party) also has the right to develop and lease Distribution Center IV to any third party. Prologis warrants that the affiliated party referred to above, shall fully comply with the provisions of this article 7 (and this obligation on behalf of Prologis is to be considered a “sterkmaking” / “convention de porte-fort’’ as referred to in article 1120 of the Belgian Civil Code). 7.2. As the case may be, Distribution Center IV will possibly be directly connected and adjacent to the Premises. Skechers is aware of and accepts the possibility that—in the event Distribution Center IV would be built—a number of elements and installations of the Premises might be shared with the users of Distribution Center IV. 7.3. In the event Prologis (or an affiliated party) develops Distribution Center IV, it will be entitled to use and/or connect to existing or future installations and elements of the Premises, e.g. a sprinkler system, for Distribution Center IV, implying that those installations and elements of the Premises may become shared with users of Distribution Center IV, which Skechers shall accept, it being understood (i) that such sharing shall not negatively affect the performances of such installations or elements to the detriment of the Premises, (ii) that all costs and expenses related to the works, without exception, enabling such sharing will be borne by Prologis (or the affiliated party), unless agreed otherwise, and (iii) the Distribution Center IV shall—in the event it would be leased to a third party—be accessed over (a) separate access way(s), i.e. not over the Site.

7.4. The provisions of this Article 7 cannot be considered as an obligation for Prologis to actually acquire the land referred to above. Likewise, the provisions of this Article 7 cannot be considered as an obligation for Prologis to actually construct and/or develop Distribution Center IV, unless agreed so with Skechers pursuant to Article 7.1., 2nd paragraph. In addition, the provisions of Article 7 do not prevent Prologis (or the relevant affiliated party) to transfer (any rights on) the land and/or Distribution Center IV to one or more party(ies) affiliated to Prologis, to the extent such affiliated party(ies) expressly agree(s) in writing to fully comply with the provisions of Article 7. Such transfer shall be subject to Skechers’ prior approval, whereby it is understood that Skechers shall give its approval upon receipt from Prologis of a written declaration from the affiliated party referred to above that it shall fully and unconditionally comply with the provisions of Article 7. 7.5. Prologis will hold Skechers fully harmless in the event that Prologis and/or any affiliated party referred to above would not fully and unconditionnaly comply with the provisions of this Article 7.

Part II—VAT Warehouse Lease (“Terbeschikkingsteiiing”) Article 1—Premises 1.1. Prologis puts the Premises at the disposal of Skechers, who accepts. 1.2. Skechers is perfectly familiar with the Premises and requires no further description thereof. By executing the Delivery minutes as provided for in Article 5 of Part I of this Agreement, Skechers acknowledges the Premises to be appropriate for the use as further described in Article 2 and 3 of Part II of present Agreement. 1.3. Parties waive their rights in case of difference between the actual total measure(s) of the Premises and the abovementioned measure(s). Article 2—Purpose of the Premises 2.1. The Premises may only be used by Skechers for activities as described in article 18, § 1, second section, 9° of the Belgian VAT Code (Decision of the VAT authorities dated 29 September 1995 with reference E.T. 84.364, as completed by the decision of the VAT authorities dated 13 January 2005 with reference E.T. 108.597). 2.2. The purpose agreed upon—i.e. the use of the Premises as a distribution and logistics center by Skechers for the purpose of storing goods in accordance with the provisions of article 44, §3, 2°, a), second dash of the Belgian VAT Code—constitutes an essential condition of the present Agreement, without which Prologis would never have entered into the present contract. In the event that due to a use of the Premises during the term of this Agreement which is not in conformity with the terms of this Agreement, the payments under the present Agreement would be no longer subject to VAT, either in part or in their entirety, Skechers will compensate Prologis and hold Prologis harmless for any loss suffered by the latter in this respect, including interests and fines and including the loss which Prologis may suffer by being unable to recuperate the VAT which has been already paid. 2.3. Parties furthermore expressly agree that the Premises can in no event be used by Skechers for carrying out activities which could be qualified as retail trade or as an activity as a craftsman in direct contact with the public, according to which present Agreement should be governed by the Belgian law of 30 April 1951 on commercial leases. 2.4. In no event the purpose and use of the Premises can be modified by Skechers without the prior, written and express consent of Prologis, who may always refuse, provided it does so for justified reasons. Article 3—Use of the Premises 3.1. Without prejudice to Article 2 above, Skechers will only use the Premises for the purpose of storing goods in general and for activities relating to handling, storage, transportation, distribution and repair of normal (dry) (consumer) goods or products in particular. The ancillary Offices of which the surface currently is—and always should be—less than 10 % of the total surface of the Warehouses and

VAT Lease Liège DC1 Unit C

Offices, can only be used by warehousemen and / or employees of Skechers in charge of the management of the Warehouses.

3.2. Skechers will furthermore use and operate the Premises in compliance with all the applicable legal, regulatory, administrative, zoning, planning and other requirements. Skechers will comply with any and all regulations and requirements concerning fire safety and technical installations, as imposed by any advices or reports by the fire department, the relevant permits, the general regulation for labour protection ("*RGPT*" or "*Règlement général pour la protection du travail*" / "*ARAB*" or "*Algemeen Reglement voor Arbeidsbescherming*"), the general regulations on electrical installations ("*RGIE*" or "*Règlement général des installations éléctriques*" / "*AREI*" or "*Algemeen Reglement voor Elektrische Installaties*"), the applicable stipulations of the legislation on well-being on the workplace, or by any other applicable regulation. Furthermore, Skechers will be solely responsible at the discharge of Prologis, to maintain the Premises in conformity with the building and environmental permits and with any legislation, regulations, norms, decrees or advices of any competent authority which might become applicable during the term of present Agreement, in so far as such legislation or regulations would apply to the activities of Skechers in the Premises.

3.3. Skechers may not carry out any activities in the Premises, nor install any objects or equipment which could generate excessive loads on the floors or extreme pressure on the structure of the Premises. In this respect, Skechers shall comply with the maximum floor loads permitted on the floors of the Premises, namely 5,000 kg/m² with respect to the floor of the Warehouses and 400 kg/m² with respect to the floor of the Offices (weight of partition included).

3.4. Skechers shall be solely responsible for the obtaining of all licenses, authorizations and/or permits that might be required under applicable and future federal, regional or local laws and regulations with respect to Skechers' use and operation of the Premises as described in present Article, without any obligation for Prologis to intervene, nor any recourse against Prologis in this respect.

3.5. Skechers undertakes to use the Premises as a *bonus pater familias* (i.e. normally prudent person in similar circumstances) and not to exercise any activity of which could reasonably be expected that such activity would materially disturb the occupants of the adjacent and neighbouring parcels.

3.6. Skechers accepts and agrees that during the term of the present Agreement the roof surface of the Premises may be used by Prologis or by a third party appointed by Prologis for the installation and exploitation of a photovoltaic installation. In such case:

- Prologis will take care of all additional obligations and liabilities (including as to maintenance and repair) in connection with the roof of the Premises, i.e. those obligations and liabilities in connection with the roof of the Premises that would not have existed in the event no photovoltaic installation had been installed;
- Prologis will obtain a separate (or complementary) insurance with respect to the photovoltaic installation, which shall include a waiver of recourse against Skechers and the premiums in relation to that policy shall not be charged to Skechers;
- The access to the roof for whatever reason (setting-up, the connection and the maintenance of the photovoltaic installation) will be executed autonomously and separately from the access of Skechers to the Premises, to the extent materially possible;
- Prologis will hold Skechers harmless for and against all damages incurred as a result or in connection with the building, setting-up, connecting, operating, or maintaining of the photovoltaic installation;
- Prologis undertakes to include the abovementioned obligations of this Article 3.6 in any agreement it may enter into with a third party in view of operating a photovoltaic

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installation on the roof, and it undertakes and warrants (by means of “sterkmaking”/“convention de porte-fort” as referred to in article 1120 of the Belgian Civil Code) that that third party shall comply with those obligations; • Skechers will not plant any plantation or install any installation on the Site which can overshadow in whole or in part the photovoltaic installation installed on the roof of the Premises, unless strictly necessary for Skechers to operate its activities in the Premises. Prologis undertakes that the installation and exploitation of such photovoltaic installation shall not entail any additional cost for Skechers. In addition, Parties shall use best efforts in order to identify and implement possibilities for Skechers to benefit from such photovoltaic installation. 3.7. An overview of the easements and obligations encumbering the Site and the Premises shall be attached as Appendix 9. Skechers undertakes to fully comply with such easements and obligations, as modified from time to time, and will hold Prologis harmless for any damage and/or costs which may arise in this respect, without prejudice to Article 18 below. Article 4—Compensation 4.1. The annual base compensation consists of: € 41.00 / m2 / year for the Warehouses, i.e. a total amount of € 996,669.00 / year; € 23.00 / m2 / year for the Mezzanine, i.e. a total amount of € 46,598.00 / year; € 85.00 / m2 / year for the Offices, i.e. a total amount of € 29,750.00 / year; and has been determined at an amount of € 1,073,017.00 per year resp. € 268,254.25 per quarter, always to be increased with VAT, and excluding Services as further defined in Article 8.3. below and other expenses, and subject to the yearly adjustment as further described in Article 5 below (hereafter respectively referred to as the “Annual Compensation”, the “Quarterly Compensation” and in general the “Compensation”). 4.2. The Quarterly Compensation is payable in advance at the latest on the first day of the months of January, April, July and October of each year. If the Commencement Date is not equal to January 1st, April 1st, July 1st, or October 1st, the Quarterly Compensation due for the first quarter will be calculated on a pro rata basis and will be due on the Commencement Date, without prejudice to Article 4.4. The payments of the Quarterly Compensation shall be credited in EURO to Prologis’ account number which shall be communicated in due course. Any bank transfer costs are for the account of Skechers. 4.3. Overdue Compensation shall automatically bear interest at an interest rate determined in conformity with the Law of 2 August 2002 relative to late payments in commercial transactions applicable on the due date per annum, as from the date payments are due, and this without notice of default and without prejudice to Prologis’ right to sue for termination for cause of the present Agreement. 4.4. The amounts of the Compensation in Article 4.1. have been based (amongst others parameters) on an initial cost for ground levelling works at charge of Prologis of € 1,549,000 (excl. VAT), on the basis of the assumptions set forth in Appendix 12. In the event the actual cost of the ground levelling works should exceed the budgeted cost of € 1,549,000.- (excl. VAT), the amount of such excess shall unconditionally and exclusively be borne by Skechers and shall be paid to Prologis within 10 business days following invoicing by Prologis. Without prejudice to this principle, the Parties shall agree on the terms of this additional compensation by Skechers, and Skechers shall be offered the opportunity to review the full details of the excess costs proposed by the contractor performing the ground levelling works. Prologis shall not commit to any such excess costs proposed by the contractor, unless Skechers, after having reviewed the above, has agreed on such costs, whereby it is understood that Skechers shall not unreasonably withhold or delay its approval. In the event the actual cost of the ground levelling works turn out to be lower than the budgeted cost of € 1,549,000.- (excl. VAT), the amount of such surplus shall be reimbursed by Prologis to Skechers within 10 business days following Delivery. Article 5—Adjustment of the Compensation 5.1. The Annual Compensation is linked to the health index as published each month in the Belgian State Gazette. 5.2. The Annual Compensation will be adjusted automatically and as of right each year on January 1 (for the first time on January 1, 2016) and this in accordance with the following formula: Annual Compensation X New index New Annual Compensation = Base index whereby Annual Compensation = the Annual Compensation referred to in Article 4 of Part II of present Agreement; base index = the health index of the month preceding the month during which Parties signed present Agreement, namely the index of August 2014, i.e. 100.12 (with 2013 = 100); new index = the health index of the month preceding the month of the adjustment of the Compensation (December). However, the new Annual Compensation will never be less than the Annual Compensation due during the year preceding the adjustment of the Annual Compensation. 5.3. In the event that the calculation and the publication of the health index should be discontinued or cancelled, the Annual Compensation will be linked to the consumer price index. In the event that the calculation and publication of the consumer index should be discontinued or cancelled, the Annual Compensation will be linked to the new index published by the Belgian government which might replace the consumer price index. In the event that no new official index is published and Parties fail to agree on a new method of adjusting the Annual Compensation, the method of adjustment will be determined by an expert appointed by the Justice of the Peace in whose jurisdiction the Premises are located. 5.4. It is explicitly agreed that Prologis shall only waive the right to adjust the Annual Compensation arising from this Article by a written confirmation, signed by the latter. Article 6—Commencement and duration 6.1. The right to occupy and use the Premises under present Agreement shall start on the date of the Delivery in accordance with Part I, Article 5, i.e. the “Commencement Date”, for an initial and unreducible period of 15 consecutive years, which as a result shall end 15 years after the Commencement Date, notwithstanding however Article 6.2. below. -13/27-

6.2. Following the expiry of the period referred to in Article 6.1. above, this Agreement will be automatically extended for subsequent periods of 5 years, unless one of the Parties expressly terminates present agreement by registered mail or bailiffs writ served not less than (i) 12 months prior to the end of the period referred to in Article 6.1. above or (ii) 12 months prior to the end of the applicable five year extension period. Notices hereunder shall be deemed given and effective in accordance with Article 2.2. of Part III of this Agreement. Article 7—Transfer of rights and disposal to third parties 7.1. Skechers may put the Premises (wholly or partially) at the disposal of third parties (“sublease”) and/or transfer its rights (wholly or partially) subject to prior written permission by Prologis. No such prior written permission shall be required, however, in case of a disposal (“sub-lease”) to a Skechers affiliate (whereby “affiliate” shall have the meaning as referred to in article 11 of the Belgian Company Code). In case of disposal of the Premises to a third party (other than a Skechers affiliate), such a permission shall not unreasonably be withheld by Prologis insofar the Articles of the present Agreement are complied with. In case of transfer of rights to a third party, it shall be reasonable for Prologis to withhold its consent in any of the following instances: i) the identity or business reputation of the candidate will, in good faith judgment of Prologis, tend to damage the goodwill or reputation of the Premises; ii) the creditworthiness of the candidate is unsatisfactory to the fair judgment of Prologis; iii) the transfer to another customer of Prologis on the Site is at a rate, which is below the rate charged by Prologis for comparable space on the Site. iv) the terms and conditions of the transfer agreement are not the same as the terms and conditions of this Agreement. v) the term of the transfer agreement exceeds the remaining term of this Agreement. vi) the transfer is not subjected to VAT during its’ entire course. Even if the transfer of rights is approved by Prologis because of compliance with the instances above or by way of consent of Prologis, Skechers is not allowed to market the Premises for a price lower than the Compensation under the present Agreement. Any approved transfer of rights shall be expressly subject to the terms and conditions of the present Agreement. Skechers shall provide Prologis all information concerning the third party to whom the Premises are put at the disposal or to whom rights are transferred, and this at Prologis’ first request. 7.2. In the event that Prologis authorizes the disposal of the Premises to a third party, Skechers will remain jointly and severally responsible and liable to Prologis for all obligations arising under present Agreement, and in particular for any additional costs resulting from such disposal to a third party. 7.3. In the event that Prologis authorizes the disposal of the Premises or the transfer of the present Agreement to a third party, such authorization shall be conditional upon Skechers providing Prologis with a declaration from that third party’s bank that upon effective transfer of the Agreement or disposal of the Premises, as the case may be, that bank will issue a bank guarantee equivalent to six (6) months’ Compensation plus applicable VAT, without prejudice to Article 20. Article 8—Taxes and charges

8.1. Taxes 8.1.1. All taxes, duties and contributions whatsoever with respect to the Premises including but not limited to the real estate withholding tax for the benefit of the State, the Region, the Municipality, the Province, or any other public authority, are to be borne exclusively by Skechers during the term of present Agreement. This enumeration is not limited. To the extent such taxes, duties and contributions are claimed from Prologis, the latter will immediately (and to the extent possible no later than 10 working days as from receipt of the first invitation to pay from the relevant authority) invoice the amount to Skechers (always joining a copy of the original first invitation to pay from the relevant authority). Prologis undertakes to proceed with prompt payment of any such taxes to the authority concerned, immediately upon receipt of the corresponding payment from Skechers. 8.1.2. Furthermore, all taxes, duties and contributions related to the activities of Skechers in the Premises and, in general, related to the occupation and use of the Premises by Skechers, are to be borne exclusively by Skechers. 8.1.3. In the event that a law should impose that the real estate withholding tax in part or in whole has to be borne by Prologis, the latter reserves the right to adjust the Compensation in such way that it will be equal to the amount of the current Compensation increased with the amount of the new taxes to be borne by Skechers. 8.1.4. Further to the obligation sub article 8.1.1. above, Prologis undertakes to make the necessary and correct applications or notifications to the authorities so as to ensure that the authorities are in a position to calculate the taxes, duties or contributions on the basis of correct data. 8.1.5. Skechers will compensate Prologis for any loss (such as late payment interests and fines) which Prologis may suffer as a result of any overdue payments of the aforementioned taxes, duties and contributions, as the case may be provided such overdue payment is the consequence of Skechers’ failure to timely pay the invoice mentioned above sub article 8.1.1. To the extent the overdue payment is attributable to Prologis’ non-compliance with Article 8.1.1. second paragraph, late payment interests and fines caused by such overdue payment will be borne by Prologis. 8.2. Individual Charges 8.2.1. Skechers will bear all costs relating to the use of water, gas, electricity, telephone, telex, etc. or relating to any other services and utilities of the Premises. Furthermore, Skechers will also pay any charges invoiced by the utility companies for measurement appliances, systems, wiring, pipes, mains, etc. 8.2.2. Skechers may not claim any compensation from Prologis in case of any discontinuance or interruption, irrespective of the duration of such discontinuance or interruption of the water supply, gas and electricity, telephone, telex, etc., or of any other services and provisions such as heating, airing, etc. related to the Premises, whatever the reason, unless such a discontinuance or interruption may be ascribed to serious failure of Prologis to take reasonable measures to ensure the continuation of such provisions and services. 8.3. Services

8.3.1. Skechers will take care of all the services, supplies and site maintenance of the Premises according to the specifications provided by Prologis at Skechers’ costs, attached to present Agreement as Appendix 7 (hereinafter referred to as the “Services”). 8.3.2. Skechers undertakes for the full term of this Agreement, as a bonus pater familias and in accordance with the requirements of good management, to conclude all agreements which, in Skechers’ opinion are required, for the Services. Skechers shall inform Prologis of the conclusion of these agreements. Skechers shall, with the exclusion of Prologis, be responsible for the due execution of such agreements. Skechers shall fully indemnify and hold harmless Prologis for all damages or claims which could result from agreements for Services concluded by Skechers. 8.3.3. Prologis has the right to inspect and review the Premises. If Skechers does not perform the Services properly, Prologis will notify Skechers in writing to comply within thirty (30) calendar days. If Skechers fails to comply therewith, Prologis is entitled to take over all supply, services and maintenance of the Premises. Skechers will be invoiced accordingly. 8.3.4. In the event of the development of Distribution Center IV (as defined in Part I—Article 7.1. ), Parties shall convene on the implications of such development on the above provisions of Article 8.3., to the extent required, without prejudice, however, to the principles and respective rights and obligations of the Parties as laid down in this Article 8.3. Article 9—Insurance 9.1. Prologis undertakes to take out an insurance with respect to the Premises (covering fire and water damage, civil liability as well as all windows in the Premises) at rebuilding value. The insurance premiums in relation thereto shall be charged to Skechers. 9.2. Skechers undertakes to take out and maintain during the entire term of this Agreement an all risk insurance by a reputable insurance company related to all movables and personal assets of Skechers including equipment situated in the Premises, covering the risks of fire, loss due to electrical faults, water damage, storm and hail damage, and civil liability. Skechers shall submit proof of such insurance to Prologis at the latter’s first request. Skechers’ insurance policy will furthermore include a clause stating that the insurance company will notify Prologis by registered mail at least 15 days in advance in case of termination or suspension of Skechers’ insurance policy for whatever reason. 9.3. Subject to and to the extent of the effective intervention of the aforementioned insurance compan(y)(ies), the Parties and the Guarantor mutually waive any recourse they might be entitled to exercise against each other, as well as against the owner, long lessee, tenants, sub-tenants, transferors, transferees, occupants and managers of the Premises, as well as against all those in their service and their authorised agents, for any damage they might suffer because of the occurrence of the insured risks, except for loss resulting from gross negligence or intentional misconduct. Skechers guarantees that the obligation of a waiver of recourse will be accepted by the third party occupier / customer and its insurer except for loss resulting from gross negligence or intentional misconduct. 9.4. Skechers expressly and unconditionally waives any right of recourse it might have under articles 1382 to 1386 of the Civil Code. Furthermore, Skechers waives the application per analogiam of articles 1719, 1720 and 1721 of the Civil Code.

9.5. Damage to the Premises caused by burglary or attempt to burglary, or vandalism will always be borne exclusively by Skechers. 9.6. If the activities of Skechers in the Premises result in an increase of the insurance premium to be paid by Prologis as referred to under Article 9.1. above, said increased premium will be at the exclusive charge of Skechers. Article 10—Advertising signs and satellite dish 10.1. Advertising signs and/or satellite dish(es) on and around the Premises can only be installed by Skechers if the latter has obtained express, prior and written consent of Prologis, who is entitled to impose conditions related to the dimensions, the colours and the content of such advertising signs resp. satellite dish(es). Displaying or advertising any brand and/or company names which are (also) brand and/or company names of—or refer to—companies or parties with activities similar to the activities of Prologis is also prohibited. 10.2. Without prejudice to the above, the placement and the removal of the advertising signs and satellite dish(es) are at the costs and risk of Skechers who will be also responsible for obtaining all necessary authorisations and permits, without any obligation for Prologis to intervene nor any recourse against Prologis in this respect. 10.3 Within the framework of the maintenance of the Premises, Skechers will at its own costs and upon the Prologis’ first request temporally remove the advertising signs and satellite dish(es) on and around the Premises if reasonably necessary. 10.4. Drilling in face brick and blue limestone will in any event be strictly prohibited Article 11—State of the Premises at the Commencement Date 11.1. Before Skechers commences its occupation of the Premises, a “State-of-Delivery” report will be agreed upon by the Parties, describing the current status of the Premises as well as the way the Premises should be delivered at the end of the Agreement, including a list of improvements that do and do not need to be reinstated by Skechers, subject to the provisions in Article 13 below. Any improvements by Skechers are to be maintained by Skechers without any compensation or payment due to Skechers. 11.2. This “State-of-Delivery” report will be signed by Skechers and Prologis on the date of Delivery of the Premises and will then be attached to this Agreement as Appendix 6. Article 12—Repair and maintenance of the Premises 12.1. Skechers shall occupy the Premises with due and proper care. It undertakes to keep the Premises at its own cost in a constant good state of maintenance and repair during the entire term of the present Agreement. 12.2. In addition to the obligations on the part of Skechers arising from the general regulations of the Belgian Civil Code (as the case may be applicable per analogiam), Skechers will, inter alia, be responsible for the following (without prejudice to the non-restrictive nature of this enumeration):

to maintain, repair and renew the interior paintwork and the interior decoration of the Premises. to maintain, repair and, if necessary, to replace the sanitary fittings, the water faucets and any equivalent appliances and fittings. to properly maintain the water pipes, the water outlets and sewer pipes, emptying grease traps and protect them against frost and, if necessary, to unblock them, to repair any damage which is not directly the result of age or a defective condition and, if necessary, to replace them. to repair and, if necessary, to replace the wall panelling, floors, all locks and electrical equipment. to replace any broken windows, whatever the reason thereof (the costs hereof shall, however, be covered by the insurance referred to in the first paragraph of Article 10 above). to maintain the heating and ventilation system and to repair any damage which is not directly the result of age or a defective condition. to clean the ventilation ducts and to have the chimneys swept. to be responsible for maintaining the paving of the grounds forming part of the Premises and keeping it at its original level. to insure and properly maintain the roof of the Premises. Skechers undertakes to submit to Prologis the annual statement regarding the maintenance of the heating and the ESFR Sprinkler system, as well as the annual statement of the sweeping of the chimneys by an approved chimney sweeper. To keep the certificate of the sprinkler system valid, Skechers shall at least every two weeks start up the engine of the sprinkler pumps. The results of this test must be added to the logbook belonging to the sprinkler system. 12.3. Prologis is, for its own account, only responsible for structural works and repairs as mentioned under article 605 and article 606 of the Civil Code, i.e. the works of maintenance and repair relative to the structure, the foundations and the floor (upper floor covering excepted), the roof and the external walls of the Premises. If however structural works (or defects), which would normally be borne by Prologis are the result of a failure by Skechers to perform its maintenance obligation or of any misuse or inadmissible use by Skechers or of any other reason which may be attributed to Skechers, the latter will also be responsible for such works or defects. 12.4. Prologis may require Skechers to carry out all necessary repair and maintenance works and to complete them within two (2) weeks as from receipt by Skechers of the notification (including a plan of the works (“bestek“I“devis”). Should Skechers fail to meet these obligations, Prologis is authorized to have the works carried out in order to maintain and restore the Premises in good condition at the expense and risk of the defaulting Skechers. In such event Skechers will reimburse all costs of the works, without prejudice to any other rights or actions of Prologis. 12.5. Skechers will tolerate, without compensation or reduction of Compensation, the execution of all structural works, repairs or improvements which might become necessary during the term of present Agreement and this regardless the duration of said structural works, repairs or improvements. 12.6. Skechers will inform Prologis as soon as reasonably possible following discovery of any structural repairs incumbent upon Prologis. In case Skechers would not inform Prologis hereof in due time, Skechers will be responsible for the costs of the necessary structural repairs.

12.7. During the entire duration of the Agreement, both Parties will have to comply with any statutory, administrative or any other applicable regulations. They will be responsible towards each other for any consequences arising from failure to comply with these regulations. Article 13—Alteration and modification of the Premises 13.1. Skechers is entitled to fix partitions and lighting systems in the Premises and to carry out small works and improvements necessary for or useful to its activities. Upon the termination of this Agreement, Prologis may, at its own choice, keep the partitions, lighting system, small works and improvements itself without any compensation or payment to Skechers, or oblige Skechers to remove the partitions, lighting system, small works and improvements and to return the Premises to their original state, at the costs of Skechers. 13.2. If applicable Skechers shall provide Prologis as soon as possible with a copy of the post intervention files related to such works. 13.3. Significant alterations or work, in particular where they affect the structure of the Premises, are not permitted, unless prior written permission has been given by Prologis. Prologis will have to give the reasons for withholding its permission. If Prologis gives such permission, it will also immediately inform Skechers, whether or not, upon termination of the Agreement, it will keep the significant alterations or work subject to the permission. In the absence of such decision by Prologis, the significant alterations or work need to be removed at charge of Skechers. 13.4. Expenses resulting from any transformation, alteration or extension of the Premises, required by or by virtue of legal, administrative, professional or any other prescriptions and regulations of any kind becoming applicable during the term of present Agreement, are to be borne by Skechers. Article 14—Return of the Premises 14.1. At the end of the term of present Agreement as stipulated in Article 6 above or in the event of early termination, Skechers shall return the Premises well-maintained and clean. The Parties agree that the “State of Delivery” report, as referred to in Article 11 above, shall be the leading document and shall be the basis for a new inspection report of the Premises. As soon as Skechers has completed his removal from the Premises and in any event on the latest day of the term of present Agreement as described in Article 6 above, Prologis will, in the presence of Skechers, draw up a new inspection report of the Premises. The inspection report shall indicate the damages in the Premises for which Skechers is responsible and liable (whereby it is understood that Skechers shall never be liable for deterioration of the Premises as a result of ‘fair wear and tear’) , as well as the duration of non-availability of the Premises due to the execution of the repair works. In case of disagreement between the Parties on the content of the inspection report, the Parties will address this matter as soon as possible to an independent expert specialized in real estate. This expert shall be appointed by the Parties or, failing agreement between the Parties, at the request of either Party, by the President of the Commercial Court of Liege. The decision of the expert shall be binding to the Parties and the Guarantor and the costs shall be equally divided between the Parties. 14.2. Skechers shall be liable for any damage to the Premises, caused by an act or omission on its part or caused by any act or omission on the part of its representatives, employees and of any persons in general for which Skechers is liable by law or in accordance with this Agreement.

In addition to the costs for the execution of repair works, Skechers shall also pay a compensation for non-availability of the Premises due to damage to the Premises caused by an act or omission for which Skechers is liable pursuant to the preceding paragraph or caused by the fact that Skechers has not vacated the Premises in due time. This compensation for non-availability of the Premises shall be equivalent to the amount of the Compensation in force covering the whole period of unavailability of the Premises, as determined between the Parties or by the expert in the inspection report. 14.3. The transfer of the keys, in whatever form, upon or after departure by Skechers shall in no event release or discharge Skechers of its obligations, either in part or in their entirety under this Agreement, and in particular with respect to possible repair works to be executed by Skechers and / or the non-availability of the Premises after the (early) termination of present Agreement. Article 15—Expropriation In the event that the Premises, either in part or in their entirety, are expropriated, Skechers will have no right of recourse against Prologis. The rights which Skechers may assert against the expropriating authority shall at no time affect the rights which Prologis shall have against the expropriating authority. Article 16—End of the Agreement—Visits to the Premises 16.1. Prologis, its agent and representatives are authorized to visit the Premises with a person appointed Skechers, whenever necessary, subject to prior notification (at least 24 hours) to Skechers. 16.2. During the six (6) months preceding the termination of the Agreement or in the event of any sale of the Premises, Prologis is entitled to fix the necessary advertising signs and announcements on the Premises, announcing the putting at the disposal or sale of the Premises. Article 17—Environment and soil 17.1. Skechers shall at all times use its best efforts to minimize the impact of its activities on the environment and human health as required in accordance with applicable laws and regulations. 17.2. Skechers shall, both during the term of present Agreement and afterwards, fully indemnify Prologis and hold Prologis harmless for all damages and costs resulting from the release by Skechers of harmful substances into the air, the water, the soil and the groundwater, or from any activity which is harmful for the environment or human health, including but not limited to (i) the fees and expenses for surveys or other studies, preventive or remedying measures and for monitoring programs, (ii) the decrease of the value of the Site, (iii) the loss of benefit of the exploitation of the Site, (iv) liabilities towards third parties and/or public authorities, (v) all penalties, interests, proceedings and fees of technical, legal and financial experts. 17.3. Prior to the Commencement Date, Prologis shall have conducted a Phase I Environmental Site Assessment and a Geotechnical Site Investigation on the Site, for its own account. The Assessment and the Geotechnical Site Investigation will be attached to present Agreement as Appendix 8. 17.4. Prior to the termination of this Agreement, Skechers will, at its sole expense, order an accredited expert to carry out an exploratory soil survey on the Site. If the results of this exploratory soil survey indicate that there are concentrations of substances in the soil and/or the groundwater of the Site exceeding the standards which apply on such date and/or which give cause to further survey—20/27—

measures and/or soil decontamination, Skechers will have these further surveys and soil decontamination carried out, for its own account. Skechers will also compensate Prologis for any damage which the latter may suffer as a result of any soil and/or groundwater contamination exceeding the contamination ascertained in the Assessment and the Geotechnical Site Investigation that will be attached as Appendix 8 or as a result of the survey and remediation measures carried out by Skechers for such contamination, unless and to the extent Skechers is able to proof that such contamination is due to third party’s activities. Skechers will make a reasonable effort to ensure that the survey and remediation measures are carried out prior to the termination of the Agreement and interfere as little as possible with the use of the Site. Article 18—Terms of the Property Title 18.1. As soon as Prologis acquired the Site from Services Promotion Initiatives en Province de Liege (SPI) SCRL, Prologis will communicate an extract containing the provisions of the property title which are relevant to Skechers. Said extract will also be attached as Appendix 10 to present Agreement. Skechers has been provided with a draft of the agreement (or at the least, with an extract containing the draft provisions of the property title which are relevant to Skechers), in order to allow Skechers to verify whether these provisions are not materially more burdensome than the ones provided for in the property title in connection with the land on which Distribution Center I and Distribution Center II are built. 18.2. Skechers undertakes to comply with the terms of the Property Title and undertakes, for itself, any of its entitled parties and any of its successors and assigns, to comply conscientiously with the relevant provisions of the property title, in so far as these provisions are or can be applicable to Skechers, and to ensure that these provisions are also complied with conscientiously by any third parties which may acquire a right of lease, use or any other right to the Premises or the Site. 18.3. Skechers shall indemnify and hold fully harmless Prologis for any damage and/or costs which may arise from a failure to comply with the relevant terms of the property title. Article 19—Bankruptcy—Default 19.1. In the case of failure, bankruptcy and liquidation, either voluntary or involuntary or in the event of the winding-up of Skechers, in the event of seizure on any of the assets of Skechers or if Skechers is in default of any of its obligations under this Agreement or other material agreements, Prologis shall be entitled to terminate present Agreement, without being due any damages. In this event, Skechers will, however, have to pay an indemnification to Prologis equal to six months Compensation due at that time, and this without prejudice to the other obligations incumbent upon it under the terms of present Agreement, including the payment of the Compensation, indexed, for the remaining duration of this Agreement as mentioned under Article 6.1, or in the event of an extension in conformity with Article 6.2. 19.2. The above indemnification has been explicitly agreed on the basis of the fact that the Premises are forward financed and constructed by Prologis at the request and upon instruction of Skechers and that, as a result, the ability of Prologis to receive the agreed Compensation during at least 15 years constitutes an essential condition of present Agreement, without which Prologis would never have entered into present Agreement.

VAT Lease Liege DC1 UnitC Article 20—Bank Guarantee 20.1. In the event of a material change in the liquidity, solvability and financial performance of Skechers and/or the Guarantor or any threat thereof, as compared to the liquidity, solvability and financial performance of Skechers and/or the Guarantor at the moment of the execution of the present Agreement, Skechers will provide Prologis, at first request of the latter, as security for the good performance by Skechers of its obligations under this Agreement as well as under the Agreement DC I and the Agreement DC II (and their respective amendments), with an abstract, transferable and on first demand callable, irrevocable and unconditional bank guarantee issued in favour of Prologis and Prologis Belgium III Sprl (and any future owner of the respective premises) by a major bank of good standing (A rating) with registered seat in Belgium (in the form approved by Prologis in advance at its own discretion), equal to the total amount of three (3) months’ Compensation under this Agreement as well as under the Agreement DC I and the Agreement DC II (hereinafter referred to as the “Bank Guarantee”). The Bank Guarantee, as the case may be, will be valid for the term of this Agreement, Agreement DC I and Agreement DC II, including any possible extension thereof, plus six (6) months. 20.2. As the case may be, at the end of each five years’ period of present Agreement, the amount of the Bank Guarantee shall be adapted so that it always corresponds to three (3) months’ Compensation under the Agreement DC I plus the applicable VAT due at that time. 20.3. As the case may be, in the event that one or more of the beneficiaries of the Bank Guarantee partly or wholly execute(s) the Bank Guarantee during the term of present Agreement, Skechers undertakes to provide the beneficiaries (within a period requested by the latter) with a replacement Bank Guarantee (or an amendment to the Bank Guarantee which has been partly or wholly executed) which amounts to three (3) months’ Compensation due at that time under the Agreement DC I plus the applicable VAT. 20.4. As the case may be, the beneficiaries of the Bank Guarantee shall be entitled to call on the Bank Guarantee in order to, without limitation, (i) cover the costs of returning the Premises under present Agreement as well as under the Agreement DC I and the Agreement DC II (and their respective amendments) to the state as described in the respective inspection reports in conformity with the respective provisions of the Agreements DC III, DC II and DC I; and/or (ii) set-off any amounts owed by Skechers to one or more beneficiaries under said Agreements; and/or (iii) set-off any damages, losses, costs and expenses incurred by the beneficiaries of the Bank Guarantee as a result of any breach of these Agreements by Skechers, without prejudice to any other remedy provided in said Agreements or provided by law. The collection by one or more of the beneficiaries of the Bank Guarantee of all or part of the amounts from the Bank Guarantee shall not release Skechers from performing its relevant obligations under the Agreements DC III, DC II and DC I. 20.5. Present clause is without prejudice to the applicability and enforceability of Article 21 below. Article 21—Parent Company Guarantee (“hoofdelijke borgtocht/caution solidaire”) 21.1. The Guarantor shall be jointly and severally liable with Skechers vis-a-vis Prologis for the good performance by Skechers of its obligations and undertakings under present Agreement. 21.2. The Guarantor waives its rights under articles 2026 and 2037 of the Civil Code. 21.3. The Guarantor agrees not to claim against Skechers the reimbursement of any payment made to Prologis in accordance to this Article 21 or accept any payment or security from Skechers,—22/27—

whenever such reimbursement or payment to the Guarantor could jeopardize the due compliance of Skechers of its obligations under the present Agreement. 21.4. Skechers shall provide Prologis with annual financial statements of the Guarantor at its first request. If there has been a material adverse change in the financial condition of the Guarantor, Skechers shall procure that another company acceptable to Prologis provides a replacement guarantee on the terms as set out in this Article and Skechers shall procure that such other company concludes an amendment to this Agreement upon written demand by Prologis. 21.5. The costs relating to the present guarantee, its enforcement before the courts or before a public official, and its execution shall be borne exclusively by the Guarantor. 21.6. The Guarantor declares that the entering into the parent company guarantee as described in present Article, is in accordance with its corporate purpose. 21.7. Present clause is without prejudice to the applicability and enforceability of Article 20 above. Article 22—Registration 22.1. Skechers is responsible for the registration of present Agreement and will pay all costs, charges and fines in this respect. 22.2. Given the fact that present Agreement is to be considered as an agreement by which the Premises are put at the disposal of Skechers for activities as described in article 18, § 1, second section, 9° of the Belgian VAT Code, present Agreement will be registered at the fixed registration duty of € 50.

Part III—General and final Clauses Article 1 - Language 1.1. The Parties and the Guarantor acknowledge that they have required the present Agreement to be drawn up in the French and the English language. The French version will be used for registration purposes. The English version will be attached to the French version as Appendix 11. In the event of discrepancies the English version will prevail. 1.2. The Parties and the Guarantor acknowledge that they have required all notices and legal proceedings provided for hereunder or related hereto, to be drawn up in the English language, to the extent permitted by rules of public policy relating directly or indirectly to these proceedings. Article 2—Choice of residence—Notices 2.1. For purposes of this Agreement, Parties and the Guarantor elect domicile at their respective registered office. 2.2. Any notice under this Agreement shall be given by bailiffs writ or by registered letter. Notices hereunder shall be deemed given and effective (i) if delivered by a bailiff, upon delivery, or (ii) if sent by registered mail within two (2) business days of deposit in the post office. Article 3—Various clauses 3.1. This Agreement, including Appendices, contains the entire agreement of the Parties hereto and the Guarantor with regard to the object to which it refers and contains everything the Parties and the Guarantor have negotiated and agreed upon within the framework of this Agreement. No amendment or modification of this Agreement shall take effect unless it is in writing and is executed by duly authorized representatives of the Parties and—as the case may be—the Guarantor . The Appendices to this Agreement form an integral part thereof and any reference to this Agreement shall include a reference to the Appendices and vice versa. Present Agreement replaces and annuls any agreement, communication, offer, proposal, or correspondence, oral or written, previously exchanged or concluded between the Parties and the Guarantor and referring to the same object. 3.2. Notwithstanding any provision contrary to the present Agreement, neither Party shall be liable for a delay or failure to fulfil its obligations under this Agreement arising from any cause beyond its reasonable control or arising from strikes, lockouts, work stoppages or other collective labour disputes, insofar that the Party invoking the force majeure informs the other Party as soon as reasonable possible of the occurrence and the estimated duration and the termination thereof, as well as an accurate description of the causes thereof. In case the situation of force majeure has a duration of more than 2 (two) months, the other Party is entitled to terminate this Agreement in accordance with the terms of this Agreement.

3.3. If one or more of the provisions of this Agreement is declared to be invalid, illegal or unenforceable in any respect under the applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected. In the case whereby such invalid, illegal or unenforceable clause affects the entire nature of this Agreement, each of the Parties and—as the case may be—the Guarantor shall use its best efforts to immediately and in good faith negotiate a legally valid replacement provision which is economically equal to the affected clause. 3.4. No failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered a final waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. Article 4 -Applicable law and jurisdiction 4.1. Present Agreement is governed by Belgian law. 4.2. The commercial courts of Lidge will have sole and exclusive jurisdiction with respect to any dispute relating to the conclusion, validity, the implementation or the interpretation of this Agreement. * * *

Done in , on 2014, in four original counterparts, each Party and the Guarantor acknowledging receipt of a fully executed original copy, and one remaining counterpart being intended for the registration office. Prologis Naffle: Capacity: Holder of a special proxy Skechers Name: Mr. David Weinberg A Capacity: Director Guarantor Name: Mr. David Weinberg j Capacity: Director /

VAT Lease Liège DC1 Unit C

Appendices:

1. Plan of the Site (including the land adjacent to the Site)
2. Building plan of the Premises
3. Outline specifications of the Premises
4. Milestones
5. Copy of the application for the building and environmental permit - added when available
6. State of delivery report - added when executed
7. List of supplies and services
8. Soil survey of the Site - added when executed
9. Easements and obligations - added when available
10. Extract from property title - added when available
11. French version of the present Agreement
12. Ground levelling works - technical assumptions
13. Ground levelling agreement
14. Pre-agreed modifications and extra works

- 27/27 -

Appendix 1—Plan of the Site

[GRAPHIC APPEARS HERE]

PROLOGIS. Appendix 2—Building plan of the Premises

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

PROLOGIS, Appendix 3—Outline specifications of the Premise

[GRAPHIC APPEARS HERE]

& 9 a Z DESCRIPTION OF THE BUILDING Warehouse approx 24 425 m2 gross floor area Clear height warehouse 12,20 m (similar to DC2) Mezzanine Office approx 350 m2 gross floor area Mezzanine (4KN/m2) approx 1 792 m2 gross floor area Loading docks 28 pcs* Ground-floor gates 2 pcs’ Fire compartments 1 pcs Truck parking space 20 pcs Car parking space 90 pcs CHARACTERISTICS Supporting Structure and Floor Slab • Supporting structure warehouse: construction of concrete and steel, reinforced concrete foundation, steel binders • Floor Slab: Capability area loads of 50 KN/ m2 and point loads of 60 KN per shelf post with a base plate of 150x150 mm, flatness upgrade to DIN15185* Prepared for tenant specific guide wire system. Wall elements, fagade and roof • Robust prefabricated reinforced concrete plinth 2250 mm above floor level and an insulation value of Rc>3 5 m2 K/W. • Roof system with vapour barrier, inflammable FM-approved PIR thermal insulation Rc-value s 3,5 m2K/W and PVC roof membrane with internal polyester scrim reinforcement t=1.5mm (light grey). Fastening-plan according to FM-global. • Roof safety system and safety zone marking. • Roof dewatering system with emergency overflow system partly insulated • Wall cladding panels with thermal insulation Rc-value £ 3,5 Docks and Gales Dock levelers 26 pcs- l/w = 2.50/ 2.00 m, dynamic load capacity of 60 kN, hinged lip with under-passages. Running plate thick 6/8mm with gap sealing. Jumbo dock levelers 2 pcs- l/w = 4.50/ 2.00 m, dynamic load capacity of 60 kN, hinged lip with under-passages. Running plate thick 6/8mm with gap sealing. Dock shelters with head and side flaps of PVC. Buffer: each dock leveler 2 pcs. rubber buffers with steel cover plate* Dock spotlights 28 pcs. Dock doors electrical operated 28 pcs:—w/h = 3 0 / 3.0 m, equipped with sight windows and seals. Ground level access doors electrical operated 2 pcs:—w/h = 4.0 / 4.5 m equipped with sight windows and seals. Fire door 1 pcs:—w/h = 4.0 / 6.5 m (the fire-rated wall between DC 1 & 3 will be prepared for a second door) Exterior loading docks numbers on the fagade in the center above each door. Concrete wheel guides. standard equipment standard equipment

13 Outdoor Facilities • Fencing: mesh-wire fence h=2.00 m,3 flagpoles in front of office • Entrance gate: 1 pcs. Width = 6m, with staff entrance door—electrical operated, wider entrance* gate 1 pcs. double width = 24m electrical operated* • Guard house*. • Automatic barriers and intercom 7 pcs*. • Loading area: -1,20 m FFL warehouse, concrete 24m, suitable for heavy loads SLW 60, 18m max. slope of 2% and 6m max. slope 8%. • Car moving space: asphalt or cobblestones • Access roads: asphalt or cobblestones suitable for heavy loads SLW 60 • Lawn: according to the requirements of the zoning plan • bicycle sh page 3

standard equipment

Outdoor Facilities

- Fencing: mesh-wire fence h=2.00 m,3 flagpoles in front of office
- Entrance gate: 1 pcs. Width = 6m, with staff entrance door – electrical operated, wider entrance* gate 1 pcs. double width = 24m electrical operated*
- Guard house*.
- Automatic barriers and intercom 7 pcs*.
- Loading area: -1,20 m FFL warehouse, concrete 24m, suitable for heavy loads SLW 60, 18m max. slope of 2% and 6m max. slope 8%.
- Car moving space: asphalt or cobblestones
- Access roads: asphalt or cobblestones suitable for heavy loads SLW 60
- Lawn: according to the requirements of the zoning plan
- bicycle shed

Building Service

- Control panel: each 1 pcs. for light and heat control
- Utilities: connected to existing utilities, submeter each unit 1 pcs. for power, gas and water, 1 pcs. submeter each office part for power.

Interior Work Office

- Entrance hall equipped with tiles 30x30 cm, sanitary facilities 15x15 cm, all with a skirting board h= 5 cm
- Locker rooms equipped with tiles 30x30cm.
- Office rooms open plan equipped with anti-static, with standing chair rolls carpet tiles, wear class 4
- Clean-off zone: 1.50x2.50 m at the main entrance
- Kitchenette: connections are provided for installations made by the tenant,
- Windows: coated aluminum windows with insulating glazing $U_w \leq 1.1 W/m^2K$
- Outside doors: made of aluminum with glass-insert and a canopy at the main entrance
- Inside doors: tubular chipboard door leaves, steel frame, door stops
- Mail box and bell system: representative stainless steel, 1 pcs. per floor with intercom system
- Inside walls: office- double planked gypsum board, white painted wallpaper, - sanitary facilities - tiles up to edge of door frame–15x15 cm.
- Ceiling: suspended mineral-fiber plate ceiling 60x60 cm or 120x60 cm

PL 017-04N/2006

Power • Socket outlets warehouse: 1 pcs, 230V/16Aeach second dock leveller, 1 pcs. socket outlet combination 1x400V/16A and 2x230V/16A each 1.000 m2 • Fork-Lift charging stations: 10 pcs each 15.000 m2 existing of 5x400V/16A and 5x400V/32A each 5-pole. • Office: double power outlet each 1,800mm in cable ducts along outside wall • Kitchenette: 2 pcs power sockets • Corridors: 1 pcs. each 20 m2 • Transformer: not applicable, connected to the existing transformer of DC1&2 Lighting • Warehouse: power saving reflector lamps, energy efficient T5 Eco fluorescent lamps—average light intensity 200 lux warehouse (based on narrow aisle racking*), 250 lux picking area (+1.0m FFL), control by movement sensors • Office: power saving grid lamps, energy efficient T5 fluorescent lamps—average light intensity 500 lux office rooms with daylight sensor along window side, 250 lux entrance area, 100 lux stairs (+1 0m FFL) • Outside facilities: energy efficient LED lamps at loading area 75 lux, truck parking space 15 lux, car parking space 10 lux and und 10m distance warehouse 5 lux (+1 0m FFL) Heating/Cooling • Warehouse: 18 0 C—high efficiency directly gas-fired tube heaters with outside temperature of -10 0 C • Office: Energy efficient HR boiler with profiled flat-/valve radiators, step less thermostat valves according to the local work place legislation and infrared heaters. • Air-conditioning split-units in the office areas. • Ventilation or top-cooling in the social areas. Fire Protection • Sprinkler system: ESFR K25-ceiling-sprinkler according to NFPA/FM-Global, ANPI certified. • Fire alarm system: in compliance with fire protection requirements • Fire extinguisher cabinets: in compliance with fire protection requirements • Smoke hatches in roof with translucent panels and additional skylights above expedition area • Evacuation Alarm System: in compliance with fire protection requirements • Separation wall elements according to fire regulations Sustainability Energy efficient T5 Eco fluorescent lamps _*’• Movement sensors for warehouse strip lighting High efficiency (HR) heating systems for warehouse and office. Grey water system for flushing toilets. Building certificate according to BREEAM, minimum classification ‘Very Good’ Minimum requirement for air-tightness 3.0 m3/( m2h) 0) A 14 standard equipment page 5

standard equipment

Tenant specific extra's *(according to appendix 14)

- Additional dock positions 8 pcs.
- Steel cover plate dock buffers 18 pcs.
- Dock spotlights 28 pcs.
- Additional ground floor gate 1 pcs.
- Double and wider entrance sliding gate 1 pcs.
- Automatic barriers and intercom7 pcs.
- Wider site entrance.
- New guard house.
- Warehouse strip lighting for narrow aisles.
- Upgrade of floor flatness according to DIN 15185.

Tenant works / options (excluded)

- Burglar alarm.
- Racking and in-rack sprinkler.
- CCTV Video and access control.
- Radio system.
- Telephones.
- Hand fire extinguishers.
- Server room.
- LED lighting in office and warehouse.
- Furniture.
- ICT incl. data cabling .
- Reconfiguration of existing site entrance DC 1 & 2.
- Adjustment of parking at side façade of DC 1.

PROLOGIS

PROLOGIS. Appendix 4—Milestones

[GRAPHIC APPEARS HERE]

PROLOGIS. Appendix 5—Copy of the application for the building and environmental—added when available

Appendix 6—State of delivery report—added when executed

PROLOGIS. Appendix 7— List of supplies and services

List of Supplies and Services - DISTRIBUTION CENTER

Component	Frequency
Doors	
* Inspection and maintenance of dock equipment (overhead doors, levellers, shelters) * Maintenance of exterior door and window furniture	1x p.a. or acc. to Belgian legislation
Grounds	
* Maintenance of paved areas	1x p.a.
* Clean channels, pump sumps, inspection chambers and outlets, flush through foul water sewer	1x p.a.
and clean settlement tank	2x p.a.
including removal of waste in an environmentally sound manner	
* Preventative maintenance of electric sliding gates and turnstiles on site	1x p.a. or acc. to Belgian legislation
* Maintenance of green areas	T.B.D.
* Sweep whole site	T.B.D.
* Barriers/outdoor lighting	T.B.D.
External walls	
* Clean external walls and claddings of warehouse, offices + guardhouse	1x/3 years
* Clean external walls and claddings of offices 1x p.a. after first cleaning	1x p.a.
* Clean glazing	T.B.D.
Paintwork	
* Touch up interior paintwork	1x p.a.
Roof surfaces	
* Check roof safeties	acc. to Belgian legislation
* Clean roof surfaces	2x p.a.
* Inspect roof (payable by owner)	T.B.D.
General structural	
* Minor structural maintenance, split between several visits per year (max. 3)	1x p.a.
* Preventative maintenance of fire shutters	1x p.a.
* Preventative maintenance of (interior) sun shading	1x p.a.
lift systems	
* Regular maintenance of lift systems in accordance with regulations * Testing of lift systems in accordance with regulations	acc. to Belgian legislation
Building maintenance systems	
* Regular maintenance of building maintenance systems in accordance with regulations * Testing of building maintenance systems in accordance with regulations	acc. to Belgian legislation
Plumbing and HVAC systems	
* Preventative maintenance of plumbing and HVAC systems System components: * Boiler systems * Switching cabinets and control equipment * Air conditioning systems * Gas-fired air heaters * Cooling systems (split systems and/or refrigeration equipment) * Tempering valves, motorised valves, valves, filling and drain cocks * Circulating pumps, pressure expansion tanks, non-return valves, safety devices * Air humidifiers	1x p.a. or acc. to Belgian legislation
* Jobs to be performed:	
* Inspection and maintenance of equipment installed	1x p.a.
* Check filters (clean, replace)	1x p.a.
* STEK / F gases decree inspections of refrigeration equipment and airco	2x p.a.
* Periodic inspection of heating equipment under Environmental Management Act	1x/2 years
* including consumables such as air filters (1x p.a.), drive belts, lubricants, cleaning agents, paint, indicator lamps, screw fuses up to 25A, ionisation / ignition pins	
* Use lifting platform	T.B.D.

List of Supplies and Services - FOR YOUR NEW DITRIBUTION CENTER

Component	Frequency
Sanitary installations	
* Preventative maintenance of sanitary installations, installation components: * Toilet, basin, shower, utility sink and urinal combinations * Fire hose reels * Electric water heaters, gas water heater * Wash troughs * Booster-systems * Eye showers * Pantries * Rainwater outlet and emergency overflow outlets * Duborain systems * Fire hydrants, including flow meters	1x p.a.
Electrical systems	
* Preventative maintenance of electrical systems with 8 hour response time System components: * Electrical system * Emergency lighting system * Lightning protection * Barrier system * Intercom system * Evacuation alarm system	1x p.a. or acc. to Belgian legislation
* Thermographic inspection of electrical system	1x/3 years
* Replace fluorescent tubes in racking warehouse	1x/8 years
* Replace fluorescent tubes in other warehouse locations	1x/5 years
* Systems/equipment installed by tenant, e.g. security systems,	T.B.D.
access control systems, internal turnstiles, battery chargers, wrapping machines,	T.B.D.
additional compressors, equipment in ESD room, etc.	T.B.D.
Sprinkler system	
* Preventative maintenance of sprinkler system	1x p.a. or acc. to Belgian legislation
* Test sprinkler system on fortnightly basis as per regulations	26x p.a.
* Replace gaskets in alarm valves	1x/3 years
* Preventative maintenance of sprinkler control panel	1x p.a.
* Replace batteries in sprinkler control panel	1x/3 years
* Preventative maintenance of sprinkler pump set	1x p.a.
* Replace oil and filters on sprinkler pump set	1x p.a.
* Replace gaskets, thermostat etc.	1x/2 years
* Replace hoses and V belts	1x/6 years
* Major overhaul of pump set	1x/12 years
* Check condition of clean water tank	1x/15 years
* Inspection of sprinkler system by inspection bureau	2x p.a.
* Preventative maintenance of fire doors	1x p.a.
* Preventative maintenance of smoke vents	1x p.a.
* Produce legionella control plan	T.B.D.
* Perform checks detailed in legionella control plan	T.B.D.
Environment	
* Take air and/or contact samples for checking indoor environment	acc. to Belgian legislation
General	
* Gas * Electricity * Pest control	

* Component if applicable; specific in-house components may be added.

PROLOGIS. Appendix 8—Soil survey of the site

[GRAPHIC APPEARS HERE]

List of Supplies and Services—DISTRIBUTION CENTER

[GRAPHIC APPEARS HERE]

ARCADISPage4of”\2Blr_01’! 4 00052 l

G ARCADISPage3of32BED!1400052I

Table of content EXECUTIVE SUMMARY Name: Mr. David Weinberg A Capacity: Director Guarantor Name: Mr. David Weinberg j Capacity: Director /

5 5 Storage tanks 24 5 6 Wastewater discharges 24 5 7 Air Emissions 24 5 8 PCBs 24 5 9 Groundwater Wells 24 6 ENVIRONMENTAL RECORD REVIEW 25 6 1 Contaminated Land Register 25 7 SUPPLEMENTAL CONSIDERATIONS 26 7 1 Wetlands 26 7 2 Asbestos 26 7 3 Lead-ln-Paint 26 7 4 Lead-In-Drinking Water 26 7 5 Radon ..26 7 6 Mold 26 8 CONCLUSIONS AND RECOMMENDATIONS 27 Appendices 29

ARCADIS Page 5 of 32 BE0114.00052

EXECUTIVE SUMMARY

ARCADIS Belgium was commissioned by Prologis Germany to perform a Phase I Environmental Site Assessment (ESA) for a property (lot II) located at Avenue du Parc Industriel 159, 4041 Milmort, Belgium. The survey is carried out in view of the potential extension of a warehouse located to the North ("Lot I").

This assessment is based on a Site visit, performed on 18 June 2014, and the review of available documents and information related to the Site. Throughout the assessment focus is provided at 2 levels, namely a) findings related to the Site and findings related to the construction footprint (approx.. 50% of the total site property).

This Phase I ESA was performed in general conformance with the scope and limitations of the following: 1) American Society for Testing and Materials (ASTM) Standard Practice E1527-13 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process (and any and all subsequent amendments thereto); and 2) the United States Environmental Protection Agency's (EPAs) standards for All Appropriate Inquiries (AAI) as far as applicable in Belgium, Walloon Region 3) the Master Service Agreement dated 06 December 2010.

RECs/ HRECs / CRECs

The assessment did not identify current, historic or controlled recognized environmental conditions (RECs) for the subject site and the construction footprint, and no further assessment is warranted.

Others findings

Topic	Recommendation for the Site	Recommendation for the "construction footprint"
Storm water management	Install a storm water retention basin	Install a storm water retention basin
Archaeology: archaeological remains from the old roman road and a late Roman Empire site		Obligation to let the "Service Archéologique" perform investigations on site. The duration has to be defined in a mutual agreement protocol.

Phase I ESA report

Geotechnical/Foundati Building design should follow on design geotechnical recommendations as discussed in this investigation report Waste deposits Removal of minor debris: waste Removal of minor debris: waste collection and disposal prior to collection and disposal prior to development development High voltage power Height limitations Restrictions may be imposed on lines Prohibition of construction within construction works (e.g. limited 15 m around the electric pylon movement of cranes) Construction difficulties (with cranes,.) during execution of construction works

1 INTRODUCTION 1.1 Purpose ARCADIS Belgium was commissioned by Prologis Germany to perform a Phase I Environmental Site Assessment (ESA) for a property (“lot II”) located at Avenue du Parc Industriel 159, 4041 Milmort, Belgium. The survey is carried out in view of the potential extension of an existing warehouse located to the North (“Lot I”). The purpose of this Phase I Environmental Site Assessment report is to identify recognized environmental conditions that may impair, impose a liability to, or restrict the use of the subject property, including conditions associated with past or current practices at or around the Site. Recognized environmental conditions is defined as the presence or likely presence of any hazardous substances or petroleum products in, on or at a property (1) due to release to the environment; (2) under conditions indicative of a release to the environment; or (3) under conditions that pose a material threat of a future release to the environment. The Phase I also included the review of the availability of utilities and their capacities and a review of the regional Urban Plan regulations. Objectives of the works were to determine environmental deficiencies and / or deviations from legal obligations by inspection of documents, visual inspection and interviews and to assess the necessities of remediation/investigation measurements. No soil investigation is included in the Phase I Site Assessment, based on the ASTM practice. 1.2 Scope of Work The Phase I ESA is based upon the following activities: • On-Site inspection of the Site, including the construction footprint, to assess current environmental conditions and note any areas of concern as defined above; • Observation of adjacent properties and the local area to evaluate the potential for adverse environmental impact to the Site and the construction footprint; • Interviews with the previous owner and the local authorities; • Review of available documents related to the Site; • Review of regional regulatory databases and review of available environmental documents for the Site. The Phase I ESA did not include the collection or analysis of soil, groundwater, surface water, air, radon, paint, or asbestos. & ARCADISPage 4 of 32BE0114.000521 & ARCADISPage 3 of 32BE0114.000521

ARCADIS considered a Level of Materiality of EUR 5,000 per issue for the environmental assessment. Identified issues with expected costs exceeding this threshold were considered as “material” in the assessment and therefore mentioned in the report. Similar issues that do not exceed this threshold individually but in their aggregate were also considered and mentioned in the report. Issues with expected costs below this threshold were not included in the assessment. 1.3 User reliance The report may be relied upon by Prologis and by Prologis permitted assigns. 1.4 Deletions and deviations No significant deviations from the referenced ASTM Standard occurred. It should be noted however, that the ASTM standard is not fully applicable in Belgium, given the lack of publicly available historical information and publicly available site specific information such as EDR databases. 1.5 Limitations It is understood that the services performed and any opinions expressed by ARCADIS in the report are based upon the limits of the investigation as described above. It is understood that ARCADIS has relied upon the accuracy of documents, oral information and other material and information provided by Site representatives and others, and ARCADIS assumes no liability for the accuracy of such data. Similarly, past and present activities on the Site indicating the potential for the existence of environmental concerns may not have been discovered by ARCADIS’ inquiries. ARCADIS can offer no assurances and assumes no responsibility for Site conditions or Site activities that are outside the scope of the services as described above, or for changes to Site conditions or regulatory requirements that may apply after completion of the services by ARCADIS. It is understood that such changes can lead to liability in connection with the Site that will not be identified in the report. ARCADIS has reviewed the information obtained in connection with the performance of the services as described above, in keeping with existing applicable environmental consulting standards and enforcement practices, but cannot predict what actions any given agency may take or what standards and practices may apply in the future.

1.6 Consultant Qualifications The work was completed by personnel who meet the definition of “environmental professional” as defined in ASTM E-1527-13. The Phase I ESA Update was conducted by Domitille Delacroix, Environmental Consultant of ARCADIS Belgium, and reviewed by Herwig Teughels, Senior Environmental Consultant of ARCADIS Belgium.

2 SITE DESCRIPTION 2.1 Legal description The postal address of the Site is Avenue du Parc Industriel 159 at 4041 Milmort (Herstal). The site is located in the Walloon Region, more especially in the Province of Ltege within the industrial zone “Parc d’activites 6conomiques des Hauts-Sarts zone III” in Milmort, Herstal, about 6 km Northeast of the city center of Li6ge. The entire surface of the Industrial Zone 3 is app. 121 ha. According to the regional zoning Plan, the Site area is classified as industrial economic activities area allowing non-polluting industrial activities. The reviewed Site consists of one main cadastral parcel (no62112A0559/00E002) with a footprint of 83 108 m2 (“Lot II”). In addition, the project site overlaps two cadastral parcels located to the North where the first two warehouses of Prologis are already constructed (parcels n° 62064A0450/OOE002 and 62064A0450/OOG002) (“Lot I”). These overlap areas are also considered in this assessment. The project site covers in total approximately 9.19 ha. The future building has a planned footprint of 24 367m2; it concerns the extension of one of the two warehouses located to the North, along the Avenue du Parc Industriel. The European highway E313 Lidge-Hasselt exit “34” is located approx. 700 m northwest of the Site and can be directly accessed via the Avenue du Parc Industriel. Site location maps, cadastral map and regional zoning plan are attached in Appendices A. 1—A.4. 2.2 Owner The Site is currently owned by SPI (Service Promotion Initiatives en Province de Lidge, Rue du Vertbois 11 a 4000 LIEGE). 2.3 Zoning (noise/traffic) The Site in located within the industrial zone “Parc d’activites economiques des Hauts- Sarts zone III” along the E313 highway Li6ge-Hasselt (Exit 34) and the A601 (see Appendix A.1). The noise generated by current activities in the zoning is masked by the traffic noise. Sound power levels that can be observed due to the highways traffic are as follows. 55 dB(A) up to 65 dB(A) at day and 50 dB(A) up to 60 dB(A) at night (see Appendix F.1). According to the Municipality, there is no traffic problem within the zoning. (St ARCADISPage 12 of 32BE0114 000521 (St ARCADISPage 11 of 32BE0114 000521 6 ARCADISPage5of32BE0114 000521

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2.4 Utilities (location and capacity)

2.4.1 Potable water

The potable water supply of the Site is partly provided by the S.W.D.E. (Société Wallonne des eaux) and the C.I.L.E. (Compagnie Intercommunale Liégoise des eaux). One water pipeline of 200 mm diameter is located along the street Avenue du Parc Industriel with one connection point easily accessible at the west edge of the site.

2.4.2 Gas

Natural gas is supplied to the zoning and the Site by the regional energy supplier RESA, part of TECTEO group. According to a plan[1] from 2002, a medium pressure line (15 bars) is located in the sidewalk of the Avenue du Parc Industriel and runs along the edge of the site. The network is easily accessible (<10 m).

2.4.3 Electricity

Electricity is supplied to the zoning and the Site by the regional energy supplier RESA, part of TECTEO group.

According to RESA, low and medium voltage grids are present in the vicinity of the site (Avenue du Parc Industriel). No plan is yet available.

There is a project of optical fiber placement on the road running along the future extension, but no impact on the Site (nor on the construction footprint) is expected.

A high voltage transmission line operated by Elia crosses a small part of the Site at the South East corner. One of the electric pylons is located within the parcel.

The presence of the high voltage power line and the pylon within the Site area implies the following:

- Elia must be consulted before any work is carried out within 100 meters of high-voltage facilities.
- Legal height restrictions apply to constructions in the vicinity of a high-voltage line (depending on the nature of the connection, environmental factors and distance between pylons). According to the contact centre of Elia, a minimal vertical distance of 4,5 m should be maintained between a line of 150 kV and any building underneath. A horizontal safe clearance distance of at least 3,5 m must also be respected. The exact distance has to be determined by Elia Engineers with respect to the specifications of the power line (see appendix G.2).

[1] Plan n°26 of the Association Liégeoise du Gaz

Phase I ESA report

Table i Safe clearance distance for a power line of 150 kV Name: Mr. David Weinberg A Capacity: Director Guarantor Name: Mr. David Weinberg j Capacity: Director / No construction is allowed within 15 m around the electric pylon. In case of earthmoving works and use of construction machinery in this perimeter, an authorization will be needed from Elia to ensure that there is no risk on the pylon stability. • The pylon must be permanently accessible. A minimum 3 m wide access has to be maintained from the public road to the pylon. Optical fiber ^ll Site perimeter Considering the construction footprint, the impact of the high voltage line is however limited: • The future building is located outside the security perimeter determined by Elia (more than 60 meters away from the power line and more than 100 meters away from the pylon). No restriction is expected. This risk has to be reassessed if the location of the projected building changes.

•

No construction is foreseen within 15 m around the pylon. No authorization for earthmoving works or use of construction machinery will be needed from Elia. There is a potential risk of construction restrictions (restricted rotation of the crane nearby the overhead cables) during execution of construction works. 2.4.4 Sewage network. Based on the Public Water Management Company map, a public sewer system is in place along the Avenue du Parc Industriel and is connected to the local consortium (AIDE) wastewater treatment plant of Liege Oupeye. The capacity of this wastewater treatment plant is sufficient for additional waste water. However, storm water should be managed on site (storm water basin) to prevent the saturation of the network (see chapter 5.3). Z.B Current use At this moment the land is still used as arable ground (primarily cereals)

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3 REGIONAL DESCRIPTION

3.1 Topography

The Site is located at an elevation of approx. 179 meters (m) above the sea level. The topography of the Site slopes from the West and South to the Northeast. Backfill soil is present on the southern portion of the Site. This soil is originating from the construction of the building of an adjacent property (building n°171 on the map in Appendix A.5). This property was previously used for agricultural purpose, the risk that the backfill soil is contaminated can be considered as low.

3.2 Surface water

The only surface water bodies of importance for the Site are the river called the "Meuse (de Maas)" and the Albert canal, both located approximately 6 km to the east of the Site.

3.3 Floodplains

Flooding risk maps[2] do not indicate a potential flooding risk due to the overflow of watercourses. However, in Wallonia, overland flows and mudflows are also included in the flood hazard map. According to this map, a high risk area of overland flow crosses the site. Nevertheless, the model used to build this map takes the natural topography of the site (before the construction of the zoning) into account (when all the lands where used for agricultural purpose). Since the construction of the industrial park and the hardstanding, one can assume that the risk of mudflows is unlikely. Furthermore, according to the Municipality, no flooding of the site and no mudflow occurred in the past years. To conclude, the risk of flooding of the Site can be considered as low.

The present public sewer system along the Avenue du Parc Industriel is of "mixed" nature and collect storm water as well. Obligations regarding storm water management are discussed in chapter 5.3.

3.4 Geology

The geology of the location can be schematised in the following way:

- The site of investigation is situated in the wide valley of the Meuse. Immediately below surface, Quaternary river deposits occur. These can consist of gravel (Pleistocene Meuse terraces) and a mixture of sand, silt and clay (Holocene Meuse deposits).

[2] "Mapping of potential flooding due to the overflow of watercourses", approved by the Walloon Government in December 2013

Phase I ESA report

• Below these recent layers, the Paleozoic basis occurs. At the location the top is formed by deposits of Westphalian and Namurian (late Carboniferous) age. These layers consist of sandstone and schist, alternated with coal beds. Underneath, the Visean and Tournesian limestones occur. The underlying Devonian beds consist of alternating thick limestone and sandstone layers. The basis of the Paleozoic layers is formed by metamorphous schist and kwartsite of Silurian and Cambrian age. • Potential aquifers in the region are formed by the Meuse gravel deposits, and the Paleozoic limestones in which secondary porosity was created by karstic phenomena. Underground quarries of lime phosphate are present in the region. Two phosphate wells were discovered during the geotechnical tests of June 2014 (Prologis investigation performed by ARCADIS Belgium). The risk of setting should be identified and potentially managed accordingly (see the geotechnical part of the due diligence process). 3.5 Hydrogeology According to information of the hydrogeological map, two aquifers are present at the site location:— An upper sand aquifer (above creteacious aquifer);— The aquifer of the creteaceous formation which is about 30 m below surface level. The groundwater flow of the creteaceous aquifer is expected to be North directed. In the geotechnical report performed in 2014, no groundwater was found until a depth of 10 m below surface level. Eight groundwater abstraction wells (non-potable) are present within a distance of 1,5 km. The data are presented in Appendix C.2. The site is not located in a drinking water protection area. A protection zone II is located to the other side of the Avenue du Parc Industriel (< 10 m from the west border of the site). A prevention zone is justified by the potential presence of any pollutant in the aquifer that could reach the water catchment area without being degraded or sufficientely dissolved and leaving no possibility to recover it efficiently. The presence of this zone doesn’t affect the use of the site. 3.6 Surroundings Properties Several enterprises, mostly related to logistics activities (as it is the case for the existing buildings owned by Prologis “Lot I”) are located within the industrial zone. Some medium- size industries with manufacturing activities are also present in the vicinity of the site. According to the Municipality, no environmental issues originating from the neighbouring activities were ever reported.

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The surrounding companies are:

To the West

- Skechers S.P.R.L (on property of Prologis)

  Activity: Logistic (Shoes distribution centre).

  Number on the Map presented in Appendix A.5: 176

- TeamOne Employment Spec. S.A. (on property of Prologis)

  Activity: interim services

  Number on the Map presented in Appendix A.5: 176

To the East

- Techspace Aero S.A.

  Activity: Design, development and production of modules, equipment and test benches for aeronautical and space engines. The activities have been present for 40 years. No particular problems were ever noticed.

  Techspace Aero falls under the Industrial Emission Directive (IED) for its "Surface Treating Metals and Plastic Materials" activities.

  The main building is located 150 m north-eastwards of the Site and 320 m north-eastwards of the construction footprint. Regarding its hydraulically downgradient location, the risk of migration of contaminant from this company to the Site/construction footprint can be considered as low.

  Number on the Map presented in Appendix A.5: 103a

- Pratt and Whitney

  Activity: Provider of engine maintenance, repairs, and overhaul services to military and defence industries. The company is implemented in Herstal since 2008.

  The main building is located 15 m eastwards of the site and 200 m eastwards of the construction footprint. Regarding the expected hydraulic gradient and the water table depth (> 10 m), the risk of migration of contaminant from this company to the Site/construction footprint can be considered as low.

  Number on the Map presented in Appendix A.5: 103b

To the South

- Galler Chocolatiers S.A.

  Location: The main building is located 15 m eastwards of the site and 200 m eastwards of the construction footprint

Phase I ESA report

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Activity: Transport of chocolates

Regarding the type of activities carried out, no major impact on the Site/construction footprint is expected.

Number on the Map presented in Appendix A.5: 171

- Vincent Logistics S.A.

  Activity: Logistics activities

  Regarding the type of activities carried out, no major impact on the Site/construction footprint is expected.

  Number on the Map presented in Appendix A.5: 171

- SMIW S.A.

  Activity: Logistics Company specialized in food products under controlled temperature

  Regarding the type of activities carried out, no major impact on the Site/construction footprint is expected.

  Number on the Map presented in Appendix A.5: 171

- AGORA Liège (Floris S.P.R.L.)

  Activity: Flower wholesaler

  Regarding the type of activities carried out, no major impact on the Site/construction footprint is expected.

  Number on the Map presented in Appendix A.5: 242

- Blanchisserie Base Meuse (B&M) S.A.

  Activity: Laundry facilities and rental laundry for HORECA

  The main building is located 90 m southtwards of the site and 200 m south eastwards of the construction footprint. Dry cleaners often uses hazardous chemicals (solvents) and are a potential source of pollution (chlorinated VOC). Even if these activities are located hydraulically upgradient, the risk of migration of contaminants to the site is low considering the water table depth (> 10 m) and the impermeability of soil in the upper 10 m (loam and clay).

  Number on the Map presented in Appendix A.5: 238

- SNEL sa

  Activity: Printing activities

  Number on the Map presented in Appendix A.5: 217

  Printing activities often use hazardous chemicals (solvents) and are a potential source of pollution (chlorinated VOC). Even if these activities are located hydraulically upgradient, the risk of migration of contaminant to the

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site is low considering the water table depth (> 10 m) and the impermeability of soil in the upper 10 m (loam and clay).

Other important (in size) companies in the neighbourhood:

- Air liquide Belge S.A.

  Activity: Filling up canisters with industrial gases

  Number on the Map presented in Appendix A.5: 102

- ISPC

  Activity: A wholesale business (+ transport) in horeca requirements (food, cooking utensils, etc.).

  Number on the Map presented in Appendix A.5: 129

The closest SEVESO[3] site is located more than 1,5 km to the North East. It concerns Redermecker Interchimie S.A., a wholesaler of chemical products.

Based on the review available documentation, interview with the local authorities and the site visit, the current use of the surrounding properties does not seem to represent any risk of potential contamination of the Site.

[3] The term « SEVESO » refers to the European « SEVESO » Directive which requires a.o. the identification of industrial establishments with a potential major impact (environment, health & safety) towards surrounding receptors. A SEVESO company generally holds an activity linked to handling, manufacturing, using or storing hazardous substances (i.e. refineries, petrochemical sites, oil depots or explosives depots).

Phase I ESA report

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4 SITE AND REGIONAL HISTORY

4.1 Aerial photographs

Based on information from the interpretation of historical aerial photographs and interviews, the Site has been used as agricultural land until now. Its immediate surroundings had the same land use and were progressively developed over the years. Historical aerial photographs were available for the period 1994-2000 (Appendix B.3.1), 2006-2007 (Appendix B.3.2), 2009-2010 (Appendix B.3.3):

- **1994-2000** (exact year unknown): Almost all the zoning is free of construction and used for agricultural purpose. In the vicinity of the Site, only Techspace Aero and Galliker Transport Liège are constructed.
- **2006-2007**: The zoning is partially developed and the first warehouse on the Lot 1 is constructed (Prologis). The Air liquid, SMIW and Snel's buildings already exist.
- **2009-2010:** Most of the zoning is developed. The first extension of the Prologis warehouse (Lot I phase 2) is erected. The reviewed land is still an agricultural land. A new private road is constructed to the East and gives access to Pratt and Whitney building.

4.2 Topographic Maps

No historical topographical maps were available for the Site area.

4.3 Historic Maps

The consultation of historical maps provides the following information:

- Ferraris map from 1777: the site vicinity is referred to be part of the "Rocour Plain", a battle field during the war of 1746 (see Appendix A.3-1).
- Vander Maelen map from 1850 (see Appendix A.3-2): the site is marked as a farm field.

From the archaeological point of view, the Site and the construction footprint are quite sensitive as they are crossed by the former Roman track from Tongeren to Herstal (Chaussée Brunehaut on the maps). This implies that every application for a building permit will induce an assessment by the "Service de l'Archéologie, Direction de Liège". If something of archaeological importance is found this administration is empowered to stop the excavation and construction works. For the construction of the first warehouse in 2001 (Lot I, phase 1), relicts from a Late Roman Empire site were discovered and construction works were suspended for two weeks.

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According to the Service de l'Archéologie, there is a likely presence on site of relicts from the old roman road or the late Roman Empire site. Therefore, this administration wishes to agree with Prologis on a protocol allowing them to perform investigations (duration to be defined in the protocol). In their letter dated 25/06/2014 (see appendix G.1), they require to be contacted by registered letter at the first development stage of the building permit application.

It seems in the interest of both parties to have these investigations performed as soon as possible before the beginning of the construction works. The timeline will mainly depend on property rights (authorization to excavate and to damage existing crops).

Investigations will be done in two steps, a preliminary survey followed by further investigations if relicts were discovered in the first stage. Once this is finished, the Service de l'Archéologie will in principle declare the land free.

Mrs Bauwens, archaeologist at the Service de l'Archéologie was interviewed on 25/06/2014. In her opinion, it is unlikely that some relicts not found during the archaeological investigation will be discovered afterwards, during construction works.

The risk that the archaeological value of the site impacts the project (imposition of restrictions or cancelling the project) is also unlikely.

4.4 Historic Site Occupants

Based on interviews, historical maps and historical aerial photographs, one can deduct that the site has been used for agricultural purpose (primarily cereals) until now. The use of the Site for agricultural purposes does not affect the intended industrial use of the property. ARCADIS does not recommend further assessment.

4.5 Historic Site Ownership

In 2008, the site, already owned by SPI at this time, was purchased by Aannemingen Janssen. After five years, the ownership went back to SPI.

Period	Owner(s) of the site
31/07/2013 until now	SPI
02/08/2008 – 31/07/2013	Warehouse and Industrial Properties SA Aannemingen Janssen NV
21/05/2008-02/08/2008	Aannemingen Janssen NV
.... – 21/05/2008	SPI

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4.6 Environmental Liens or Use Limitations

Environmental liens searches are not possible in Belgium. No use limitations were reported with regard to the subject Site.

4.7 Valuation Reductions for Environmental Issues

Actual knowledge of a valuation reduction for environmental issues in connection with the Site does not exist.

4.8 Prior Assessments

A Phase I ESA report for the undeveloped Site area has been previously prepared by ARCADIS/GEDAS in 2001 for Prologis and was considered in the preparation of the present report. The land studied in 2000 covered approximately 15,8 ha. The whole Site was at the time (2000) owned by S.P.I.+ and was free of construction.

In 2001, the site was divided in 2 major parts (Lot I and Lot II) of each app. 8 ha. Prologis bought one of both sites in June 2001 (Lot I). The other part (Lot II) still remained the property of S.P.I..The 2001 report did not identify any environmental concerns.

In August 2002, after the construction of the first warehouse, ARCADIS/GEDAS performed an update of the Phase I Environmental Site Assessment (Phase I ESA) and a soil investigation for a part of the Lot I (cadastral parcel 62064A0450/00E002). Three soil samples were taken (two at a depth of 0.5-1.0 m and one at a depth 1.5-2.0 m) within the current project Site and analysed for metals, mineral oil, Polycyclic Aromatic Hydrocarbons (PAH) and EOX by a certified laboratory. No environmental concerns were identified.

If we compare the soil analysis results to the new Walloon soil decree dated 5 December 2008, no threshold and intervention values are exceeded.

4.9 Unexploded Ordinance

The site is close to two former military forts:

- At 1,8 km to the North, the old Fort of Liers which was active during the first World War
- At 4,5 km to the West, the old Fort of Pontisse which was active during World Wars I and II.

In addition, old underground bunkers were discovered in the region (the closest one known is located about 2 km from the site).

No clearance investigation has been performed.

Phase I ESA report

As there is no legai requirement for performing an clearance survey into unexploded ordinance in Belgium, there is no information on presence of unexploded ordinance readily available. Based on the local information of the city council administration, who stated that no report on unexploded ordinance was ever made upon the development of the industrial area in which the site is located, ARCADIS assesses the probability of unexploded ordinance to be low.

5 SITE INSPECTION AND INTERVIEWS 5.1 Interviews Interviews were conducted in order to obtain information regarding recognized environmental conditions in connection with the property. 5.1.1 Interview with the past owner Mr Lenoir of the S.P.I.+ was contacted in June 2014. He provided us with more information concerning the historic of the Site and the industrial economic park activities. 5.1.2 Interview with the local government official In June 2014 information was asked to the municipality of Herstal. The 18th of June, Mr Oosogne provided us with Information considering the surrounding firms, obligations that should be complied with, complains from inhabitants, etc. No problems were noted with regard to these firms. The local Urbanism Department (M. Bonini) was contacted regarding storm water management—outcome is presented in section 6.3. 5.1.3 Interview with the contact centre of Elia Information regarding safe clearances from power lines has been asked to the contact centre of Elia—outcome is presented in section 3.4.3. 5.1.4 Interview with the service de I’archeologique (Walloon Region) Mrs Bauwens was contacted in June 2014 regarding the site archaeological value and the archaeological investigation process—outcome is presented in section 5.3. 5.2 Information asked by e-mail Information was asked by e-mail to • The municipality of Herstal regarding surrounding properties—outcome is presented in section 4.6. • The utilities operators: NATO, RESA, S.W.D.E., Elia, Belgacom regarding utilities—outcome is presented in section 3.4. 5.3 Storm Water Currently, the site is not covered with any hardstanding and the major part of runoff water infiltrates in the ground. In case of an urban permit demand, the Municipality of Herstal will require the implementation of a storm water basin to compensate the loss of infiltration area.

ft ARCADIS Page 24 of 32 BE0114.000521 The storm water outflow rate allowed should be calculated taking in account an overall run-off coefficient C = 0.35 (as if the site surface was only 35 % constructed). Based on this, the maximum flow in the sewer should be about 370 I/s (to be confirmed by local authorities). The retention volume to be implemented has to be discussed with the local Urbanism Department. 5.4 Material and Waste Storage During the walkover, three minor illegal waste disposal of about 2 m2 each were observed at the entrance of the site (see pictures 8 and 9 in Appendix B.1). It mainly consists in rubbles and construction waste (including plaster, cement bags, etc.). No staining or evidence of environmnental concern was noted. Due to the limited size of these deposits, we can assume that the risk of contamination is low. ARCADIS does not recommend further assessment. 5.5 Storage tanks No evidence of AST/UST was observed. 5.6 Wastewater discharges The Site is undeveloped, therefore there are currently no wastewater discharges. 5.7 Air Emissions The Site is undeveloped, therefore there are currently no air emissions. 5.8 PCBs The Site is undeveloped, therefore PCBs are not present and are not considered a concern. 5.9 Groundwater Wells No groundwater wells were observed during the Site visit or are registered to the Walloon administration.

6 ENVIRONMENTAL RECORD REVIEW 6.1 Contaminated Land Register ARCADIS performed a regulatory database review to obtain information on potential surrounding off-site sources of groundwater contamination. Therefore, the following database has been reviewed: • WALSOLS: database of contaminated sites in Walloon Region maintained by SPAQUE. (Please note that this database is not exhaustive). The reviewed Site is not listed in the WALSOLS database. The closest contaminated site registered is located 1,5 km South-East from the site and is a former waste disposal site. No groundwater samples have been analysed. However, a contamination of the Aquifer of the Creteaceous formation can not be excluded. The groundwater flow is expected to be North directed (towards the site). Based on the observation that this aquifer is at a depth of about 30 mbgl and the distance of separation, consequences on the Site are not expected.6 ARCADIS Page 26 of 32 BE0114 000521

7 SUPPLEMENTAL CONSIDERATIONS 7.1 Wetlands According to the environmental map of the Walloon Region, the Site is not located in an ecological area or protected zone. The closest Natura 2000 site, “Basse vall6e du Geer”, is located approximately 5,5 km to the north of the Site. No other sensitive or protected areas (wetlands zones of biological interest, natural reserves, etc.) are identified within a radius of 6 km of the project site. 7.2 Asbestos The Site is undeveloped, therefore asbestos is not present and is not a concern. 7.3 Lead-ln-Paint The Site is undeveloped, therefore lead-in-paint is not present and is not a concern. 7.4 Lead-In-Drinking Water The Site is undeveloped, therefore lead-in-drinking water is not present and is not a concern. 7.5 Radon The radon, a radioactive gas that ventilates naturally from the soil, is the main source of exposure to natural radioactivity. According to the Federal Agency for Nuclear Control (FANC), the average concentration of radon in Herstal is estimated at 75 Bq/m. 75 % of the measures were below 100 Bq/m3 and 25 % comprised between 100 and 200 Bq/m3. The level of radon is then expected to be below the acceptable level of 200 Bq/m3 recommended for new constructions (annual average value). 7.6 Mold The Site is undeveloped, therefore mold is not present and is not a concern.

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8 CONCLUSIONS AND RECOMMENDATIONS

Summary of Issues	
1 Environmental risk assessment	Conclusion Based on the findings of the Site inspection, the interviews and data review, the previous and actual site utilizations do not inhere environmental risks. The Site is not listed in the Register of Contaminated Land.
	Recommendation • No Action required

2 Results of Walk-Over Inspection	Conclusion During the walk-over inspection, no issues representing a relevant matter of environmental concern or indicating the need for major rehabilitation- or corrective measures have been identified
	Recommendation • No Action required

3. Site Utilization / Easements / History	Conclusion The Site has always been used as agricultural land. A former Roman road is historically present. Site is located within the vicinity of several former Fortresses as used in second World War. There is no clearance performed on unexploded ordinance. As there is no formal legal requirement for performing an clearance survey into unexploded ordinance in Belgium, there is no information on presence of unexploded ordinance readily available. ARCADIS assesses the probability of unexploded ordinance to be low. Legal height restrictions apply to buildings at a horizontal distance of about 3,5 m from the high-voltage line 150 kV crossing the very south part of the site. Furthermore, no construction is allowed within 15 m around the electric pylon. An access of 3 m wide to the pylon should be ensured. The construction footprint is located more than 70 m from the high voltage power line and the pylon. No restrictions are therefore directly to apply to the current project.
	Recommendation • Obligation to let the "Service Archéologique" perform archaeological investigations on site. Duration to be defined in a mutual agreement protocol. • Check with ELIA on potential restrictions on construction works (e.g. limited movement of cranes)

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4. Planning Applications / Site Access and Traffic /Utilities	**Conclusion** The Site is located within the industrial zone "Parc d'activités économiques des Hauts-Sarts zone III" in Milmort. According to the regional zoning Plan, the Site area is classified as industrial economic activities area allowing non-polluting industrial activities, logistic companies included. Site access is possible from the Avenue du parc industriel which directly connects to the European highway E313 Liège-Hasselt via exit "34". The industrial zone is well developed; all necessary utilities are available along the Avenue du Parc Industriel.
	Recommendation • No Action required

Based on the results of this assessment, no RECs/CRECs/HRECs were identified and no further environmental investigations or remediation are required.

Reviewed by:	Prepared by:
Herwig Teughels	Domitille Delacroix
Senior project manager	Environmental Consultant

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Appendices

Appendix A Figures

A.1 Site Location on topographical map

A.2 Cadastral Land Register Excerpt

A.3 Historical maps

A.4 Regional Zoning plan

A.5 Activities parc of Hauts Sarts zone III

Appendix B Color Photographic Log

B.1 Photographs from Site Visit

B.2 Aerial Photographs

B.3 Historical Aerial Photographs

Appendix C Database Record Search

C.1 Information from the Register of Contaminated Land

C.2 Groundwater abstraction within a 1,5 km radius

Appendix D Historic Research Documents (not applicable)

Appendix E References and Information Sources

Appendix F Environmental maps

F.1 Noise maps

F.2 Flooding areas

Appendix G Correspondences

G.1 Letter from the Service de l'Archéologie de la Région wallonne

G.2 Letter from Elia

Phase I ESA report

PROLOGIS. Appendix 9—Easements and obligations—added when available

PROLOGIS. Appendix 10—Extract from property title—added when available

PROLOGIS. Appendix 11—French version of the present Agreement

VAT Lease DC3 Li&ge—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation A > f PROLOGIS Convention d’entrepot ENTRE LES SOUSSIGNEES: 1. La societe privee a responsabilite limitee Prologis Belgium II BVBA, dont le siege social est situe a 2850 Boom, Scheldeweg 1, inscrite a la Banque Carrefour des Entreprises sous le numero 0472.435.431 (RPM Antwerp) et ayant comme numero TVA 0472.435.431, representee par Monsieur Bram Verhoeven, porteur de procuration, ci-apr£s denommee « Prologis », ET 2. La societe privee a responsabilite limitee Skechers EDC SPRL, dont le siege social est situe a [4041 Milmort (Li£ge), avenue du Parc Industriel 3], inscrite a la Banque Carrefour des Entreprises sous le numero 0478.543.758 (RPM Liege) et ayant comme numero TVA 0478.543.758, representee par Monsieur David Weinberg, ci-aprds denommee « Skechers », Prologis et Skechers sont designes ci-apres collectivement les « Parties » ou individuellement une « Partie »; ET 3. La societe a responsabilite limitee selon les lois de l’Etat du Delaware (USA) Skechers USA Inc., dont le siege social est situe a CA 90266 Manhattan Beach (USA), Manhattan Beach Blvd. 228, et inscrite sous le Numero de Dossier Commission 001-1429 avec comme numero d’Identification Employeur I.R.S.95-437615, representee par Monsieur David Weinberg, ci-apres denommee « Garant»,

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation IL EST PRECISE CE QUI SUIT: 1. Skechers a conclu une « Convention pour la disponibilite d’Espace pour Ventreposage de biens et des Bureaux pour sa gestion » en date du 12 aout 2002, telle qu’amendee, concemant le Prologis Park Liege Distribution Center I situe dans le Parc Industriel Hauts-Sarts, Milmort, Liege, avenue du Parc Industriel (la « Convention DC I») et une « Convention pour la disponibilite d ’Espace pour I ‘entreposage de biens et des Bureaux pour sa gestion » en date du 20 mai 2008, telle qu’amendee, concemant le Prologis Park Liege Distribution Center II situe dans le Parc Industriel Hauts-Sarts, Milmort, Liege, avenue du Parc Industriel (la « Convention DC II »). 2. Prologis negocie actuellement Pacquisition d’une parcelle de terrain additionnelle situee dans le Parc Industriel Hauts-Sarts, Milmort, Liege, Avenue du Parc Industriel (le « Site », tel que plus amplement decrit dans la Partie I—Article 1.1, dernier alinea de la presente Convention), sur laquelle elle a 1’intention de construire des entrepots additionnels, une mezzanine et des bureaux, a savoir le Prologis Park Liege Distribution Center III (les « Lieux », tels que plus amplement decrits dans la Partie I—Article 1.1, premier alinea de la presente Convention). 3. Skechers souhaite developper des activites de stockage, de manutention, de transport et de distribution dans les Lieux qui seront construits sur le Site. 4. Les Parties et le Garant souhaitent dorenavant conclure une convention par laquelle les Lieux seront conpus et construits par Prologis et mis a la disposition de Skechers aux termes et conditions tels que determines et convenus de commun accord dans la presente convention (designe ci-apres la « Convention »). IL EST CONVENU CE QUI SUIT: PARTIE PRELIMINAIRE—CONDITIONS SUSPENSIVES 1. La conception et la construction des Lieux et leur mise a disposition au profit de Skechers seront subordonnees a la realisation cumulative des conditions suspensives suivantes (« Conditions Suspensives »): 1.1. L’obtention d’un (de) permis d’urbanisme et d’environnement (le cas echeant « permis unique») ne pouvant plus faire Pobjet de contestation, etant executoire et final conformement a la demande de permis mentionnee a la Partie I—Article 2.1, et de toutes autres autorisations et de tous autres consentements requis pour la conception et la construction des Lieux ; et

VAT Lease DC3 Ligge—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation 1.2. Moyennant la realisation de la condition suspensive mentionnee a l’Article 1.1 ci- dessus, l’acquisition par Prologis du Site aupres des Services Promotion Initiatives en Province de Liege (SPI) SCRL pour un prix d’achat ne depassant par € 30.00 / m2 de terrain, ce qui en plus implique qu’un accord soit trouve entre Prologis et Services Promotion Initiatives en Province de Liege (SPI) SCRL concemant les travaux de nivellement du sol requis. Prologis est toutefois autorise (mais n’est pas contraint) de renoncer a la presente Condition Suspensive pour ce qui conceme le prix d’achat et/ou 1’accord sur les travaux de nivellement du sol. 2. Prologis fera ses meilleurs efforts afin que les Conditions Suspensives soient realisees cumulativement des que possible. Si les Conditions Suspensives ne sont pas realisees cumulativement pour le ler avril 2015 (ce jour inclus) au plus tard, chacune des Parties est autorisee a considerer la presente Convention comme nulle, moyennant une notification prealable par la Partie concemee a l’autre Partie, sans indemnite ou cout au profit d’une Partie ou du Garant a charge d’une autre Partie ou du Garant. 3. Pour eviter tout doute et sans prejudice de ce qui precede, il est precise que Prologis sera a tout moment autorise a proceder a l’acquisition du Site a des termes et conditions a convenir avec Services Promotion Initiatives en Province de Liege (SPI) SCRL, malgre—le cas echeant—la non-realisation de la condition precedente indiquee a 1’Article 1.1 ci-dessus. PARTIE I - CONCEPTION ET CONSTRUCTION DES LIEUX Article 1—Conception et construction 1.1 Moyennant la realisation des Conditions Suspensives, Prologis s’engage a delivrer a Skechers un immeuble industriel renseigne comme le « Prologis Park Liege Distribution Center III », con<;u et construit conformement au concept propre a Prologis, moyennant le respect des Specifications Descriptives des Lieux, jointes en Annexe 3, ayant une surface approximative de 26.685 m2 et comprenant: • approximativement 24.309 m2 d’entrepots (ci-apres designes les « Entrepots »); • approximativement 2.026 m2 de mezzanine (ci-apres designee la « Mezzanine »); • approximativement 350 m2 de bureaux (ci-apres designes les « Bureaux »). a savoir les « Lieux ». Les Entrepots, la Mezzanine, les Bureaux et les emplacements de parking s’y rapportant sont indiques sur le plan de situation des Lieux qui est joint a la presente Convention en Annexe 2. Le plan de situation des Lieux peut etre modifie moyennant 1’accord ecrit mutuel des Parties et conformement au(x) permis obtenu(s) par Prologis conformement a l’Article 2.1 ci-dessous.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Les Lieux seront construits sur une parcelle de terrain situee dans le Parc Industriel Hauts-Sarts, Milmort, Liege (Herstal), avenue du Parc Industriel, ayant comme references cadastrales Herstal, 6e Division (Vottem, A La Chaussee), Section A, numero 559/E/2 (partie), avec une surface totale approximative de 42.856 m2 (ci-apres designe le « Site »). Un plan du Site est joint en Annexe 1 a la presente Convention. 1.2. Prologis sera responsable de la production du concept provisoire, du concept technique, du concept final et des specifications du batiment, bases sur la description ci-dessus et les Specifications Descriptives des Lieux jointes en Annexe 3. 1.3. Prologis peut, en consultation avec Skechers, realiser des modifications ou substituer des materiaux altematifs d’une couleur similaire et d’une qualite ou d’un critere de performance ne pouvant etre inferieur au sein des Standards Beiges (i) pour autant qu’il ne modifie pas de maniere importante le concept, la presentation et la nature des Lieux, ou (ii) si les changements sont necessaires pour se conformer aux exigences planologiques ou reglementaires. 1.4. Skechers remettra a Prologis tous les documents et informations raisonnablement necessaires a temps. Le defaut d’y satisfaire, si ce defaut est attribuable (du moins en partie) a Skechers, donnera lieu a un report de la periode de construction a concurrence du nombre de jours ouvrables dans le secteur de la construction egal au nombre de jours ouvrables dans le secteur de la construction pendant lesquels Skechers n’a pas remis les documents ou informations concemes, sauf si Prologis peut demontrer de maniere raisonnable que le delai mis par Skechers a des consequences additionnelles sur la periode de construction. 1.5. Durant les travaux de construction, les meilleurs efforts seront mis en ceuvre pour minimiser les nuisances a l’activite dans et l’utilisation par Skechers du Distribution Center I et du Distribution Center II qui sont voisins du Site, etant compris que Skechers ne sera pas autorise a reclamer des dommages et interets pour quelque nuisance que ce soit durant les travaux. Article 2—Permis et autorisations (phase de construction) 2.1. Prologis veillera a solliciter le(s) permis d’urbanisme et d’environnement requis et les autres consentements et autorisations requis pour la construction des Lieux, des que possible. Prologis remettra a Skechers un projet de demande(s), Skechers etant autorisee a formuler des remarques techniques raisonnables. Aussi vite que possible et en tout etat de cause endeans les 8 jours ouvrables a compter de la reception du projet de demande(s), Skechers soit confirmera que cette(ces) demande(s) est/sont entierement satisfaisante(s) soit communiquera a Prologis des remarques techniques raisonnables. Tant la(les) demande(s) que les remarques techniques raisonnables, s’il y en a, seront pleinement conformes aux Annexes 1, 2 et 3 de la presente Convention, et a toutes modifications convenues, le cas echeant conformement a 1’article 3 « Demande de modifications » ci- dessous. Si Skechers ne repond pas dans le delai de 8 jours ouvrables, il sera considere avoir accepte le projet de demande(s). Une copie de la demande(s) telle qu’introduite(s) sera jointe en tant qu’Annexe 5 a la presente Convention.

VAT Lease DC3 Ligge—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation 2.2. Pour eviter tout doute, il est precise que si un permis d’environnement ou d’exploitation, une autorisation ou notification est (sont) requis pour les activites de Skechers, Skechers sera responsable, a ses seuls risques et frais, pour leur demande et leur obtention. Le defaut d’obtenir a temps de tels permis ou autorisations ne donnera cependant pas lieu a un report ou une annulation de la Delivrance ou de la Date de Debut, comme definis ci-apres. Prologis sera tenu indemne dans ce cadre. Article 3—Demandes de modifications 3.1. Prologis offrira a Skechers ou ses representants P opportunity d’apprecier les documents de conception et les specifications a temps, des que ces documents seront disponibles. 3.2. Skechers est autorise a introduire a temps des demandes de modifications a apporter aux specifications du batiment, pour autant qu’elles soient (i) toujours techniquement faisables, (ii) conformes aux Specifications Descriptives des Lieux jointes en Annexe 3, et (iii) permises par les permis sollicites et obtenus conformement a Particle 2 ci-dessus. Prologis apportera de tels changements aux specifications du batiment, sauf si ceci ne peut etre raisonnablement demande a Prologis pour des raisons de mise en location ou de disposition future des Lieux, ou sauf s’il n’est pas satisfait au premier alinea. 3.3. Des que cela est pratiquement possible apres reception et avant de realiser le changement aux specifications, Prologis informera Skechers par ecrit sur les consequences en resultant, le cas echeant, sur la periode de construction et/ou sur la Redevance due a Prologis. 3.4. La periode estimee de construction sera reportee a concurrence de la periode de temps communiquee par Prologis, requise pour executer les changements aux specifications du batiment requis par Skechers conformement au present Article 3, pour autant que Prologis ait informe Skechers par ecrit sur Pimpact de ces changements conformement a PArticle 3.3 ci-dessus et pour autant que Skechers ait marque son accord par ecrit endeans les cinq jours ouvrables a compter de la reception de la reponse de Prologis, de realiser ces changements. Si Skechers ne repond pas par ecrit endeans ce delai, il sera considere avoir refuse la nouvelle date de delivrance et les consequences financieres avancees par Prologis, auquel cas—pour eviter tout doute—les modifications reclamees ne seront pas executees. 3.5. Sans prejudice de ce qui precede, les Parties ont deja convenu de proceder a la realisation des modifications et des travaux additionnels listes en Annexe 14, moyennant une compensation forfaitaire due par Skechers a Prologis d’un montant de 6 452.030 (TVA exclue), a payer dans les 10 jours ouvrables suivant facturation par Prologis. Article 4—Delai 4.1. La date visee pour la Delivrance des Lieux conformement a PArticle 5 ci-dessous est le 30 septembre 2015. Cette date est basee sur le debut de la construction le lerjanvier 2015, ce qui implique qu’un permis d’urbanisme irrevocable est disponible et qu’aucune autre circonstance n’empeche le debut de la construction. Prologis veillera a mettre en oeuvre ses meilleurs efforts pour atteindre cette date visee.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Un apergu des etapes est joint en Annexe 4, a titre informatif. 4.2 La date visee sera reportee en cas de survenance d’un ou de plusieurs des evenements suivants: survenance de circonstances qui doivent etre considerees comme force majeure ou cas fortuit, incluant la guerre, les hostilites, le terrorisme, la rebellion, la radiation ionique, la contamination radioactive, l’emeute, le trouble, les greves ou desordres, le tremblement de terre, la tempete, l’inondation et la foudre, le mauvais temps, les decouvertes ou circonstances archeologiques et/ou les circonstances relatives a la presence de faune sauvage ou de fragilite environnementale; la date visee sera reportee a concurrence du nombre de jours ouvrables dans le secteur de la construction egal au nombre de jours ouvrages dans le secteur de la construction durant lesquels une ou plusieurs des circonstances ci-dessus se produit(sent) ou persiste(nt), sauf si Prologis peut demontrer de maniere raisonnable que la(les) circonstances dont question a (ont) des consequences additionnelles sur la periode de construction. en cas de modifications conformement aux Articles 3.3 et 3.4; le report de la date visee sera egal au nombre de jours calendrier convenus entre Skechers et Prologis conformement a 1’Article 3.4. tout delai ou retard attribuable au non-respect par Skechers de ses obligations aux termes de la presente Convention; la date visee sera reportee a concurrence du nombre de jours ouvrables dans le secteur de la construction egal au nombre de jour ouvrables dans le secteur de la construction durant lesquels Skechers est en defaut, sauf si Prologis peut demontrer de maniere raisonnable que ce defaut a des consequences additionnelles sur la periode de construction. tout delai ou retard cause par le droit de Skechers de revoir conformement a la Partie II, Article 4.4; la date visee sera reportee a concurrence du nombre de jours ouvrables dans le secteur de la construction egal au nombre de jours ouvrables dans le secteur de la construction entre la notification par Prologis et 1’accord de Skechers conformement a la Partie II, Article 4.4, sauf si Prologis peut demontrer de maniere raisonnable qu’un tel delai a des consequences additionnelles sur la periode de construction. Article 5—Achevement—Delivrance 5.1. L’achevement aura lieu conformement aux Specifications Descriptives des Lieux, jointes en Annexe 3. L’approbation de l’achevement interviendra conformement aux principes suivants (la « Delivrance ») : Les Lieux seront agrees par Skechers dans son integralite (non par phase), conformement a PArticle 5.3 ci-dessous. Cependant, dans les rapports distincts avec chacun de ses entrepreneurs, Prologis est autorise a realiser des procedures d’agreation par phase.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Avant d’agreer les travaux realises par les entrepreneurs (individuels), Prologis invitera Skechers a inspecter les travaux concemes et a transmettre, endeans les cinq jours ouvrables, des remarques techniques pertinentes, dument motivees. De telles remarques techniques pertinentes de Skechers seront comprises dans les remarques de Prologis a Pattention de ses entrepreneurs. Si Skechers ne transmet pas ses remarques endeans les cinq jours ouvrables mentionnes ci-dessus de son inspection des travaux, il sera considere avoir agree les travaux concemes. L’agreation des Lieux par Skechers ne peut etre refusee qu’en cas de non-respect des Specifications Descriptives des Lieux, jointes en Annexe 3 dans la mesure ou ce non respect entraverait 1’ usage normal des Lieux par Skechers pour les buts tels que decrits a la Partie II—Articles 2 et 3 de la presente Convention. 5.2. Skechers ou ses representants et/ou consultants sont autorises a inspecter les Lieux en tout temps de meme qu’ils seront invites aux reunions de chantier et recevront une copie des proces- verbaux de reunion de chantier. Prologis et Skechers conviennent que les proces-verbaux de reunion de chantier ne seront donnes que pour la commodite des participants presents et/ou absents. Aucun droit, aucune obligation, aucun amendement ni aucune decision ne peuvent etre tires de ces proces- verbaux. 5.3. Prologis informera Skechers par ecrit au moins dix (10) jours ouvrables a 1’avance de la date a laquelle les Lieux seront prets pour la Delivrance, prenant en compte et sans prejudice des principes enonces a 1’Article 5.1 ci-dessus. II communiquera a Skechers les descriptifs techniques tels que disponibles a ce moment (comme, mais non limite a, en ce qui conceme le beton utilise). Si Skechers n’est pas present a la reunion de Delivrance, malgre avoir ete dument invite et avoir ete mis en possession des descriptifs techniques disponibles, la Delivrance sera consideree avoir ete agreee. Durant la reunion de Delivrance, les Parties dresseront et signeront la liste des defauts veniels restants, s’il en existe, a savoir tout defaut ou non-conformite qui n’empeche pas 1’exploitation des Lieux et, de fait, la Delivrance. Les Parties conviendront d’un delai pour realiser les travaux de reparation relatifs aux defauts veniels. En tout etat de cause, un disaccord concemant ces defauts veniels n’empechera pas la Delivrance d’avoir lieu. La Delivrance sera consideree comme octroyee par Skechers une fois que les Parties sont tombees d’accord et ont execute les proces-verbaux de Delivance, auxquels—le cas echeant—une liste de defauts veniels peut etre jointe. Skechers ne sera plus autorisee a introduire des plaintes pour des defauts apparents qui ne sont pas mentionnes sur la liste des defauts veniels. 5.4. Une copie complete du dossier As-Built sera remise a Skechers des que disponible.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Article 6—Travaux d’amenagement client 6.1. Prologis fera ses meilleurs efforts pour rendre les Lieux disponibles pour les travaux d’amenagement client un mois avant la date prevue de Delivrance. A partir de ce moment, Skechers aura acces aux Lieux mais uniquement pour realiser les travaux d’amenagement client dans les Lieux. Skechers realisera rapidement et avec soin les travaux d’amenagement client. 6.2. Les travaux d’amenagement client seront realises par Skechers a ses propres risques et frais. 6.3. La prise en compte des travaux d’amenagement client dans le planning de construction sera coordonnee par Prologis, et Skechers accepte qu’en consequence tant Prologis que Pentrepreneur de Prologis peut donner des instructions contraignantes a(aux) 1’entrepreneurs) de Skechers concemant 1’execution des travaux d’amenagement client. Skechers se conformera, et veillera a ce que les entrepreneurs se conferment, aux instructions raisonnables donnees par Prologis et/ou 1’entrepreneur de Prologis. 6.4. Skechers executera les travaux d’amenagement client (i) d’une maniere professionnelle et sans violation du permis unique delivre pour la construction, ou de toute legislation civile ou publique ou de toute reglementation, (ii) en utilisant des materiaux de bonne qualite, (iii) d’une maniere qui cause le moins de troubles et d’inconvenients possibles a Prologis ou aux locataires, proprietaries ou usagers des parcelles adjacentes, si applicable, et (iv) conformement aux instructions raisonnables donnees par Prologis et/ou 1’entrepreneur de Prologis, le cas echeant. 6.5. Skechers s’assurera en tout temps que les travaux de construction realises par Prologis ou un entrepreneur ne sont pas empeches par les (l’execution) des travaux d’amenagement client et Skechers ne causera aucun retard, aucun inconvenient ou aucune augmentation des couts pour les travaux de construction. Skechers laissera en tout temps Prologis et ses entrepreneurs acceder aux Lieux. Pour la periode entre le moment ou Skechers a acces aux Lieux pour executer les travaux d’amenagement client dans les Lieux et la Date de Debut (telle que defmie a la Partie II—Article 6), les couts d’utilisation (gaz, eau, electricite, etc.) pour les Lieux, seront repartis de maniere egale entre Skechers et Prologis (ou son entrepreneur). Durant la meme periode, Skechers se conformera a toutes les obligations (sauf les obligations de paiement) aux termes de la presente Convention. 6.6. Skechers notifiera immediatement a Prologis l’achevement des travaux d’amenagement client et communiquera a Prologis deux (2) exemplaires des plans as-built relatifs aux travaux d’amenagement client, et ceci endeans les trois (3) semaines apres 1’achevement des travaux d’amenagement client. Article 7—Distribution Center IV 7.1. Si Prologis (ou une partie liee) acquiert le terrain adjacent au Site, tel que repris sur 1’Annexe 1, des Services Promotion Initiatives en Province de Liege (SPI) SCRL, Prologis (ou la partie liee concemee) octroiera a Skechers un droit de preference concemant la location TVA d’un (de) nouveau(x) centre(s) de distribution que Prologis (ou une partie liee) pourra developper sur ce terrain (et peut-etre egalement partiellement sur le Site—ci-apres designe le « Distribution Center IV »). Ce droit de preference s’appliquera pour une periode de 36 mois debutant le jour calendrier au cours duquel Prologis (ou une partie liee) acquiert effectivement et definitivement le cas echeant le terrain susmentionne.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Si, durant cette periode de 36 mois, Prologis (ou une partie liee) a l’intention de convenir avec un tiers quelconque (ou propose a un tiers quelconque de convenir) d’une possible location TVA du Distribution Center IV a construire le cas echeant sur ce terrain, il en informera Skechers conformement a 1’ Article 2 de la Partie III de la presente Convention, suite a quoi Skechers aura une periode de 3 semaines afin d’informer Prologis (ou la partie liee concemee), conformement a FArticle 2 de la Partie III de la presente Convention, de sa decision de marquer son accord sur la location TVA du Distribution Center IV telle que proposee par Prologis (ou la partie tierce concemee). L’absence de reponse dans le delai sera considere comme un refus. En cas de refus ou si aucun contrat de bail TVA final et deflnitif pour le Distribution Center IV n’est conclu entre Prologis (ou la partie liee concemee) et Skechers endeans les six semaines de la notification de la decision de Skechers de consentir, le droit de preference prendra fin de plein droit et Prologis (ou la partie liee concemee) aura le droit de developper et de louer le Distribution Center IV a quelque tiers que ce soit. En outre et pour eviter tout doute, a l’expiration de la periode de 36 mois, dont question ci-dessus, ou si Skechers a expressement indique par ecrit a quelque moment que ce soit ne pas etre dispose a prendre le Distribution Center IV en location TVA, Prologis (ou la partie liee concemee) a egalement le droit de developper et de louer le Distribution Center IV a quelque tiers que ce soit. Prologis garantit que la partie liee dont question ci-dessus, se conformera pleinement avec les dispositions du present Article 7 (et cette obligation dans le chef de Prologis doit etre consideree comme une convention de porte-fort dont question a l’article 1120 du Code civil beige). 7.2. Le cas echeant, le Distribution Center IV pourra etre relie directement et etre adjacent aux Lieux. Skechers est conscient et accepte la possibility que—si le Distribution Center IV est construit—certains elements et certaines installations des Lieux pourront etre partages avec les usagers du Distribution Center IV. 7.3. Si Prologis (ou une partie liee) developpe le Distribution Center IV, il sera autorise a utiliser et/ou a se relier aux installations et elements existants ou futurs des Lieux, par exemple le systeme de sprinklage, pour le Distribution Center IV, ce qui implique que ces installations et elements des Lieux peuvent etre partages avec les usagers du Distribution Center IV, ce que Skechers acceptera, etant compris (i) qu’un tel partage n’affectera pas negativement les performances de ces installations ou elements au detriment des Lieux, (ii) que tous les couts et depenses se rapportant aux travaux, sans exception, permettant ce partage seront supportes par Prologis (ou la partie liee), sauf convenu differemment, et (iii) que le Distribution Center IV sera—s’il est loue a un tiers—accessible par une (des) voie(s) d’acces separee(s), c’est-a-dire ne traversant par le Site.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation 7.4. Les dispositions du present Article 7 ne peuvent etre considerees comme une obligation pour Prologis d’acquerir effectivement le terrain mentionne ci-dessus. De meme, les dispositions du present Article 7 ne peuvent etre considerees comme une obligation pour Prologis de construire et/ou developper effectivement le Distribution Center IV, sauf convenu comme tel avec Skechers conformement a 1’ Article 7.1, 2e aliena. En outre, les dispositions du present Article 7 n’empechent pas Prologis (ou la partie liee concemee) de transferer (tous droits sur) le terrain et/ou le Distribution Center IV a une ou plusieurs parties liees a Prologis, dans la mesure ou cette(ces) partie(s) liee(s) accepte(nt) expressement par ecrit de se conformer pleinement aux dispositions du present Article 7. Un tel transfert sera soumis a l’accord prealable de Skechers, etant compris que Skechers donnera son accord a la reception d’une declaration ecrite emanant de la partie liee dont question ci-dessus adressee par Prologis selon laquelle elle se conformera pleinement et inconditionnellement aux dispositions du present Article 7. 7.5. Prologis tiendra Skechers pleinement indemne si Prologis et/ou toute partie liee dont question ci- dessus ne se conforme pas pleinement et inconditionnellement aux dispositions du present Article 7. Partie II—Location d’entrepot soumis a TVA (« MISEA DISPOSITION ») Article 1—Lieux 1.1. Prologis met les Lieux a la disposition de Skechers, qui accepte. 1.2. Skechers est parfaitement familier avec les Lieux et n’en reclame pas de description additionnelle. En signant le proces-verbal de Delivrance tel que mentionne a l’Article 5 de la Partie I de la presente Convention, Skechers recommit que les Lieux sont adaptes a 1’usage tel que plus amplement decrit aux Articles 2 et 3 de la Partie II de la presente Convention. 1.3. Les Parties renoncent a leurs droits en cas de difference entre la(les) mesures totale(s) reelle(s) des Lieux et la(les) mesures mentionnees ci-dessus. Article 2—Destination des Lieux 2.1. Les Lieux ne peuvent etre utilises par Skechers que pour les activites decrites a Particle 18, § 1, section 2, 9° du Code beige de la TVA (decision des autorites TVA datee du 29 septembre 1995 ayant pour references E.T. 84.364, telle que completee par la decision des autorites TVA datee du 13 janvier 2005 ayant pour references E.T. 108.597). 2.2. La destination convenue—a savoir l’utilisation des Lieux comme centre de distribution et de logistique par Skechers dans le but d’entreposer des biens conformement aux dispositions de Particle

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation 44, §3, 2°, a), second tiret du Code de TVA beige—constitue une condition essentielle de la presente Convention, sans laquelle Prologis n’aurait jamais conclu la presente Convention. Si, en raison de 1’usage des Lieux pendant la duree de la presente Convention qui n’est pas conforme aux termes de la presente Convention, les paiements en vertu de la presente Convention ne sont plus soumis a la TVA, soit en partie soit en totalite, Skechers indemnisera Prologis et tiendra Prologis indemne de toute perte subie par ce dernier de ce chef, en ce compris les interets et amendes et en ce compris la perte subie par Prologis du fait qu’il ne peut recuperer la TVA qui a deja ete payee. 2.3. Les Parties conviennent en outre expressement que les Lieux ne peuvent aucunement etre utilises par Skechers pour exercer des activites qui pourraient etre qualifiees de commerce ou d’artisan en lien direct avec le public, sur base desquelles la presente Convention serait gouvemee par la loi beige du 30 avril 1951 sur les baux commerciaux. 2.4. En aucun cas, la destination et l’usage des Lieux ne peuvent etre modifies par Skechers sans l’accord prealable, ecrit et expres de Prologis, qui peut toujours refuser, pour autant qu’il le fasse pour des motifs justifies. Article 3—Usage des Lieux 3.1. Sans prejudice de 1’Article 2 ci-dessus, Skechers utilisera les Lieux exclusivement pour l’entreposage de biens en general et pour des activites se rapportant a la manutention, l’entreposage, le transport, la distribution et la reparation de biens ou produits (de consommation) (sec) normaux en particulier. Les Bureaux auxiliaires dont la surface est actuellement—et devrait toujours etre—inferieure a 10 % de la surface totale des Entrepots et des Bureaux, ne peuvent etre utilises que par les magasiniers et / ou les employes de Skechers en charge de la gestion des Entrepots. 3.2. En outre, Skechers utilisera et exploitera les Lieux conformement a toutes les exigences legates, reglementaires, administratives, de secteur, d’amenagement et autres applicables. Skechers se conformera a toutes les reglementations et exigences en matiere de securite incendie et d’installations techniques, telles qu’imposees par tous les avis ou rapports du service incendie, les permis concemes, le reglement general pour la protection du travail («RGPT» ou «Reglement general pour la protection du travail» / «ARAB» ou «Algemeen Reglement voor Arbeidsbescherming»), le reglement general sur les installations electriques (« RGIE » ou « Reglement general des installations electriques » / « AREI» ou « Algemeen Reglement voor Elektrische Installaties »), les dispositions applicables de la legislation sur le bien-etre au travail, ou par toute autre reglementation applicable. En outre, Skechers sera seul responsable a la decharge de Prologis, pour maintenir les Lieux en conformite avec les permis d’urbanisme et d’environnement et avec toutes legislations, reglementations, normes, decrets ou avis de toute autorite competente qui pourraient devenir applicables pendant la duree de la presente Convention, dans la mesure ou ces legislations ou ces reglementations s’appliquent aux activites de Skechers dans les Lieux. 3.3. Skechers ne peut exercer aucune activite dans les Lieux, ni installer aucun objet ou equipement qui pourrait generer des charges excessives sur les planchers ou une pression extreme sur la structure des Lieux. Dans ce cadre, Skechers se conformera aux charges maximales de plancher permises sur les planchers des Lieux, a savoir [4.000] kg/m2 en ce qui conceme le plancher des Entrepots et [400] kg/m2 en ce qui conceme le plancher des Bureaux (poids du cloisonnement inclus).

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation 3.4. Skechers sera seul responsable pour obtenir toutes les licences, toutes les autorisations et/ou tous les permis qui pourraient etre requis en vertu des lois et reglementations applicables et futures federates, regionales ou locales en ce qui conceme l’usage et Pexploitation par Skechers des Lieux comme decrit au present Article, sans obligation pour Prologis d’intervenir, ni recours contre Prologis dans ce cadre. 3.5. Skechers s’engage a user des Lieux en bonus pater familias (soit une personne normalement prudente placee dans les memes circonstances) et a n’exercer aucune activite dont il peut etre raisonnablement attendu que pareille activite perturberait fortement les occupants des parcelles adjacentes et voisines. 3.6. Skechers accepte et consent que pendant la duree de la presente Convention, la surface du toit des Lieux soit utilisee par Prologis ou par un tiers designe par Prologis pour 1’installation et Pexploitation d’une installation photovolta’ique. Dans ce cas : • Prologis se chargera de toutes les obligations et responsabilites additionnelles (en ce compris pour ce qui conceme la maintenance et les reparations) en rapport avec le toit des Lieux, a savoir ces obligations et responsabilites en rapport avec le toit des Lieux qui n’existeraient pas si une installation photovolta’ique n’avait pas ete installee ; • Prologis conclura une assurance distincte (ou complementaire) en rapport avec l’installation photovolta’ique, qui comprendra un abandon de recours contre Skechers et les primes en rapport avec cette police ne seront pas mises a charge de Skechers ; • L’acces au toit pour quelque raison que ce soit (mise en place, connexion et maintenance de P installation photovolta’ique) sera realise de maniere autonome et sera distinct de Pacces de Skechers aux Lieux, dans la mesure ou cela est possible dans les faits ; • Prologis tiendra Skechers indemne pour et contre tous dommages survenant en raison de ou en rapport avec Pimmeuble, la mise en place, la connexion, Pexploitation, ou la maintenance de P installation photovolta’ique ; • Prologis s’engage a inclure les obligations mentionnees ci-dessus du present Article 3.6 dans tout contrat qu’il pourrait conclure avec un tiers en vue d’exploiter une installation photovolta’ique sur le toit, et il s’engage a et garantit (au moyen d’une « convention de porte-fort» visee a Particle 1120 du Code civil beige) que ce tiers se conformera a ces obligations ; • Skechers ne plantera aucune plantation ni n’installera aucune installation sur le Site qui peut ombrager en tout ou en partie P installation photovolta’ique installee sur le toit des Lieux, sauf si cela est strictement necessaire pour que Skechers exerce ses activites dans les Lieux. Prologis s’engage a ce que Pinstallation et Pexploitation d’une telle installation photovolta’ique n’entraine aucun cout additionnel pour Skechers. En outre, les Parties feront leurs meilleurs efforts afin d’identifier et de mettre en oeuvre les possibilites pour Skechers de beneficier de cette installation photovolta’ique. 3.7. Un aper<;u des servitudes et des obligations grevant le Site et les Lieux sera joint en Annexe 9. Skechers s’engage a se conformer pleinement a ces servitudes et obligations, telles que modifiees au fil du temps, et tiendra Prologis indemne pour tout dommage et/ou cout qui pourrait en resulter, sans prejudice de P Article 18 ci-dessous.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Article 4—Redevance 4.1. La redevance annuelle de base consiste en : € 41.00 / m2 / an pour les Entrepots, soit un montant total de € 996,669.00 / an; € 23.00 / m2 / an pour la Mezzanine, soit un montant total de 6 46,598.00 / an; € 85.00 / m2 / an pour les Bureaux, soit un montant total de € 29,750.00 / an; et a ete fixee a un montant de € 1,073,017.00 par an respectivement € 268,254.25 par trimestre, toujours a majorer de la TVA, et excluant les Services tels que definis a l’Article 8.3 ci-dessous et d’autres depenses, et est soumise a un ajustement annuel tel que decrit a l’Article 5 ci-dessous (ci- apres designe respectivement la « Redevance Annuelle », la « Redevance Trimestrielle » et en general la « Redevance »). 4.2. La Redevance Trimestrielle est payable par anticipation au plus tard le premier jour des mois de janvier, avril, juillet et octobre de chaque annee. Si la Date de Debut ne correspond pas au ler janvier, ler avril, ler juillet ou ler octobre, la Redevance Trimestrielle due pour le premier trimestre sera calculee prorata et sera due a la Date de Debut, sans prejudice de PArticle 4.4. Les paiements de la Redevance Trimestrielle seront credites en EURO sur le numero de compte de Prologis qui sera communique en temps voulu. Tous les couts de transfert bancaire sont a charge de Skechers. 4.3. Les Redevances impayees produiront automatiquement un interet au taux d’interet determine conformement a la Loi du 2 aout 2002 relative au retard de paiement dans les transactions commerciales applicable a la date de paiement par annee, a compter de la date d’echeance des paiements, et ceci sans mise en demeure et sans prejudice du droit de Prologis de poursuivre la resolution de la presente Convention. 4.4. Les montants de la Redevance a PArticle 4.1 sont bases (parmi d’autres parametres) sur un cout initial de travaux de nivellement du sol a charge de Prologis de € 1.549.000 (TVA exclue) sur la base des hypotheses reprises en Annexe 12. Si le cout reel des travaux de nivellement du sol excede le cout budgete de €1.549.000 (TVA exclue), le montant de ce depassement sera inconditionnellement et exclusivement supporte par Skechers et sera paye a Prologis endeans les 10 jours ouvrables suivant la facturation par Prologis. Sans prejudice de ce qui precede, les Parties s’accorderont sur les termes de cette compensation additionnelle par Skechers, et Skechers se verra offrir P opportunity de revoir en detail les couts de depassement proposes par Pentrepreneur realisant les travaux de nivellement du sol. Prologis ne devra pas supporter ces couts de depassement proposes par Pentrepreneur, sauf si Skechers, apres les avoir revus, a marque son accord sur ces couts, etant compris que Skechers ne retiendra ni ne retardera son accord de maniere deraisonnable. Si le cout reel des travaux de nivellement du sol s’avere etre inferieur au cout budgete de € 1.549.000 (TVA exclue), le montant de ce surplus sera rembourse par Prologis a Skechers endeans les 10 jours ouvrables de la Delivrance. Article 5—Ajustement de la Redevance 5.1. La Redevance Annuelle est liee a l’indice sante tel que publie mensuellement au Moniteur beige.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation 5.2. La Redevance Annuelle sera ajustee automatiquement et de plein droit chaque annee le ler janvier (pour la premiere fois le ler janvier 2016) et ceci conformement a la formule suivante : Redevance Annuelle X Nouvel indice Nouvelle Redevance Annuelle = Indice de base dans laquelle Redevance Annuelle = la Redevance Annuelle dont question a l’Article 4 de la Partie II de la presente Convention; indice de base = l’indice sante du mois precedant le mois durant lequel les Parties ont signe la presente Convention, a savoir 1’indice d’aout 2014, soit 100,12 (avec 2013 = 100); nouvel indice = Findice sante du mois precedant le mois de Fajustement de la Redevance (decembre). Cependant, la Redevance Annuelle nouvelle ne sera jamais inferieure a la Redevance Annuelle due pendant l’annee precedant l’ajustement de la Redevance Annuelle. 5.3. Si le calcul et la publication de l’indice sante viennent a etre interrompus ou a cesser, la Redevance Annuelle sera liee a 1’indice des prix a la consommation. Si le calcul et la publication de F indice des prix a la consommation viennent a etre interrompus ou a cesser, la Redevance Annuelle sera liee au nouvel indice publie par le gouvemement beige qui remplacera le cas echeant F indice des prix a la consommation. Si aucun indice officiel n’est publie et les Parties ne parviennent pas a s’accorder sur une nouvelle methode d’ajustement de la Redevance Annuelle, la methode d’ajustement sera determinee par un expert designe par la Justice de Paix competente sur base de la localisation des Lieux. 5.4. II est expressement convenu que Prologis ne pourra renoncer au droit d’ajuster la Redevance Annuelle resultant du present Article que par confirmation ecrite, signee par Prologis. Article 6—Debut et duree 6.1. Le droit d’occuper et d’utiliser les Lieux en vertu de la presente Convention commencera a la date de Delivrance conformement a la Partie I, Article 5, a savoir la « Date de Debut », pour une periode initiale et irreductible de 15 annees consecutives, qui par consequent prendra fin 15 ans apres la Date de Debut, nonobstant toutefois l’Article 6.2 ci-dessous. 6.2. A Fexpiration de la periode mentionnee a FArticle 6.1 ci-dessus, la presente Convention sera automatiquement prolongee pour des periodes subsequentes de 5 annees, sauf si une des Parties met fin expressement a la presente Convention par lettre recommandee ou par exploit d’huissier de justice notifie pas moins de (i) 12 mois avant la fin de la periode mentionnee a F Article 6.1 ci-dessus ou (ii) 12 mois avant la fin de la periode concemee de prolongation de cinq ans. Les notifications dans ce cadre seront considerees avoir ete donnees et etre effectives conformement a F Article 2.2 de la Partie III de la presente Convention.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Article 7—Transfert de droits et mise & disposition au profit de tiers 7.1. Skechers peut mettre les Lieux (totalement ou partiellement) a la disposition de tiers (« sous- louer ») et/ou transferer ses droits (totalement ou partiellement) moyennant 1’autorisation prealable et ecrite de Prologis. Cette autorisation prealable et ecrite ne sera pas requise, cependant, en cas de mise a disposition (« sous-location ») a une societe liee a Skechers (« societe liee » ayant la signification renseignee a 1’article 11 du Code des societes beige). En cas de mise a disposition des Lieux a un tiers (autre qu’une societe liee a Skechers), une telle autorisation ne sera pas refusee de maniere deraisonnable par Prologis dans la mesure ou les Articles de la presente Convention sont respectes. En cas de transfert de droits a un tiers, il sera raisonnable pour Prologis de refuser son accord dans les cas suivants : i) 1’identite ou la reputation commerciale du candidat est de nature, selon l’appreciation de bonne foi de Prologis, a porter atteinte au goodwill ou a la reputation des Lieux ; ii) le credit du candidat n’est pas suffisant selon jugement equitable de Prologis ; iii) le transfert a un autre client de Prologis sur le Site se fait a un taux inferieur au taux reclame par Prologis pour des espaces comparables sur le Site ; iv) les termes et conditions du contrat de transfert ne sont pas les memes que les termes et conditions de la presente Convention ; v) la duree du contrat de transfert excede la duree restante de la presente Convention ; vi) le transfert n’est pas soumis a TVA pendant toute sa duree. Meme si le transfert de droits est approuve par Prologis parce qu’il est satisfait aux criteres ci-dessus ou par accord de Prologis, Skechers n’est pas autorise a mettre sur le marche les Lieux pour un prix inferieur a la Redevance en vertu de la presente Convention. Tout transfert de droit approuve sera expressement soumis aux termes et conditions de la presente Convention. Skechers communiquera a Prologis toutes les informations concemant le tiers auquel les Lieux sont mis a disposition ou a qui les droits sont transferes, et ceci a la premiere demande de Prologis. 7.2. Si Prologis autorise la mise a disposition des Lieux a un tiers, Skechers restera indivisiblement et solidairement responsable vis-a-vis de Prologis pour toutes les obligations resultant de la presente Convention, et en particulier pour les couts additionnels resultant d’une telle mise a disposition a un tiers. 7.3. Si Prologis autorise la mise a disposition des Lieux ou le transfert de la presente Convention a un tiers, une telle autorisation sera conditionnee a la remise par Skechers a Prologis d’une declaration emanant de la banque de ce tiers selon laquelle en cas de transfert effectif de la Convention ou de mise a disposition des Lieux, le cas echeant, cette banque emettra une garantie bancaire equivalente a six (6) mois de Redevance plus la TVA applicable, sans prejudice de 1‘Article 20.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Article 8—Taxes et charges 8.1. Taxes 8.1.1. Toutes les taxes, tous les droits et toutes les impositions de quelque nature que ce soit concemant les Lieux en ce compris mais non limite a le precompte immobilier au profit de l’Etat, la Region, la Commune, la Province, ou toute autre autorite publique, doivent etre supportes exclusivement par Skechers pendant la duree de la presente Convention. Cette enumeration n’est pas limitative. Dans la mesure ou ces taxes, droits et impositions sont reclames a Prologis, ce dernier facturera immediatement (et dans la mesure du possible pas plus tard que 10 jours ouvrables a compter de la reception de la premiere demande de paiement de Pautorite competente) le montant a Skechers (toujours en joignant une copie de la premiere demande de paiement de Pautorite competente). Prologis s’engage a proceder rapidement au paiement de toutes taxes a Pautorite concemee, immediatement sur reception du paiement correspondant de Skechers. 8.1.2. En outre, toutes les taxes, tous les droits et toutes les impositions se rapportant aux activites de Skechers dans les Lieux et, en general, se rapportant a P occupation et P usage des Lieux par Skechers, doivent etre supportes exclusivement par Skechers. 8.1.3. Si une loi prescrit que le precompte immobilier doit etre supporte en tout ou en partie par Prologis, ce dernier se reserve le droit d’adapter la Redevance de maniere a ce qu’elle soit egale au moment de la Redevance actuelle augmentee du montant des nouvelles taxes a supporter par Skechers. 8.1.4. En sus de l’obligation sous Particle 8.1.1. ci-dessus, Prologis s’engage a faire le necessaire et a corriger les demandes ou notifications des autorites de maniere a s’assurer que les autorites sont en mesure de calculer les taxes, les droits et les impositions sur base de donnees correctes. 8.1.5. Skechers indemnisera Prologis pour toute perte (tels que le paiement d’interets de retard et les amendes) que Prologis peut supporter en raison des paiements tardifs des taxes, des droits et des impositions susmentionnes, le cas echeant pourvu que ces retards de paiement soient la consequence du defaut de Skechers de payer a temps les factures mentionnees ci- dessus sous Particle 8.1.1 Dans la mesure ou le defaut de paiement est imputable au nonrespect par Prologis de PArticle 8.1.1. alinea 2, les interets de retard et les amendes causes par ce defaut seront supportes par Prologis. 8.2. Charges individuelles 8.2.1. Skechers supportera tous les couts lies a Putilisation de l’eau, du gaz, de Pelectricite, du telephone, du telex, etc. ou se rapportant a tous autres services ou toutes autres installations des Lieux. En outre, Skechers paiera egalement toutes les charges facturees par les compagnies de services pour les appareils de mesurage, les systemes, les cables, les tuyaux, les canalisations, etc.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation 8.2.2. Skechers ne peut reclamer aucune indemnite a Prologis en cas d’interruption, quelle que soit la duree de cette interruption, de la foumiture d’eau, de gaz et d’electricite, du telephone, du telex, etc., ou de tous autre services ou de toutes autres foumitures tels que le chaufFage, la ventilation, etc. se rapportant aux Lieux, pour quelque raison que ce soit, sauf si cette interruption peut etre imputee a un manquement serieux de Prologis a prendre les mesures raisonnables pour assurer la continuity de telles foumitures et de tels services. 8.3. Services 8.3.1. Skechers prendra soin de tous les services, de tous les equipements et de toute la maintenance des Lieux conformement aux specifications communiquees par Prologis aux frais de Skechers, jointes a la presente Convention en Annexe 7 (ci-apres designes les « Services »). 8.3.2. Skechers s’engage pendant toute la duree de la presente Convention, en tant que bonus pater familias et en conformite avec les exigences de bonne gestion, a conclure toutes les conventions qui, selon Skechers, sont necessaires pour les Services. Skechers informera Prologis de la conclusion de ces conventions. Skechers sera responsable, a Pexclusion de Prologis, de la parfaite execution de ces conventions. Skechers indemnisera integralement et tiendra Prologis indemne pour tous dommages ou toutes demandes qui pourraient resulter des contrats pour les Services conclus par Skechers. 8.3.3. Name: Mr. David Weinberg A Capacity: Director Guarantor Name: Mr. David Weinberg j Capacity: Director / reprendre toutes les foumitures, tous les services et la maintenance des Lieux. Des factures seront adressees en consequence a Skechers. 8.3.4. En cas de developpement du Distribution Center IV (tel que defini a la Partie I—Article 7.1.), les Parties se concerteront sur les implications de ce developpement sur les dispositions de 1’Article 8.3 ci-dessus, dans la mesure requise, sans prejudice, cependant, des principes et des droits et obligations respectifs des Parties tels qu’inscrits au present Article 8.3. Article 9—Assurance 9.1. Prologis s’engage a souscrire une assurance concemant les Lieux (couvrant l’incendie et le degat des eaux, la responsabilite civile ainsi que toutes les vitres dans les Lieux) a leur valeur de reconstruction. Les primes d’assurance s’y rapportant seront mises a charge de Skechers. 9.2. Skechers s’engage a souscrire et a maintenir pendant toute la duree de la presente Convention une assurance tous risques aupres d’une compagnie d’assurances reputee se rapportant aux biens meubles et aux effets personnels de Skechers en ce compris les equipements situes dans les Lieux, couvrant les risques de feu, de perte due a des defauts electriques, les degats des eaux, les tempetes, les degats de grele, et la responsabilite civile. Skechers foumira la preuve de cette assurance a Prologis a se premiere demande.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation La police d’assurance de Skechers comprendra en outre la clause selon laquelle la compagnie d’assurances notifiera a Prologis par lettre recommandee au moins 15 jours a Favance la resiliation ou la suspension de la police d’assurance de Skechers pour quelque raison que ce soit. 9.3. Moyennant Pintervention effective de la (des) compagnie(s) d’assurance precitee(s) et dans la mesure de leur intervention effective, les Parties et le Garant renoncent mutuellement a tous recours qu’ils pourraient exercer Fun contre l’autre, ainsi que contre le proprietaire, Femphyteote, les locataires, les sous-locataires, les cedants, les cessionnaires, les occupants et les gerants des Lieux, ainsi que contre ceux a leur service et les agents autorises, pour tout dommage qu’ils pourraient encourir en raison de la survenance de risques assures, sauf en cas de perte resultant d’une faute lourde ou intentionnelle. Skechers garantit que Fobligation d’abandon de recours sera acceptee par l’occupant / le client tiers et son assureur sauf en cas de perte resultant d’une faute lourde ou intentionnelle. 9.4. Skechers renonce expressement et inconditionnellement a tout droit de recours qu’il pourrait avoir sur pied des articles 1382 a 1386 du Code civil. En outre, Skechers renonce par analogie a Fapplication des articles 1719, 1720 et 1721 du Code civil. 9.5. Les dommages aux Lieux causes en cas de vol ou de tentative de vol, ou par vandalisme seront toujours supportes exclusivement par Skechers. 9.6. Si les activites de Skechers dans les Lieux entrainent une augmentation de la prime d’assurance a payer par Prologis dont question a FArticle 9.1 ci-dessus, cette prime augmentee sera a la charge exclusive de Skechers. Article 10—Enseignes publicitaires et antennes paraboliques 10.1. Des enseignes publicitaires et/ou antenne(s) parabolique(s) sur ou autour des Lieux ne peuvent etre installees par Skechers que si ce dernier a obtenu le consentement expres, prealable et ecrit de Prologis, qui est autorise a imposer des conditions se rapportant aux dimensions, couleurs et contenu de ces enseignes publicitaires et antenne(s) parabolique(s). Exposer ou faire de la publicite pour quelque marque que ce soit et/ou noms de societe qui sont (egalement) des marques et/ou noms de societe de—ou se referant a des—societes ou parties qui ont des activites similaires aux activites de Prologis est egalement interdit. 10.2. Sans prejudice de ce qui precede, le placement et Fenlevement d’enseignes publicitaires et d’antenne(s) parabolique(s) se font aux couts et risques de Skechers qui sera seul responsable pour obtenir toutes les autorisations et tous les permis necessaires, sans aucune obligation pour Prologis d’intervenir ni de recours contre Prologis dans ce cadre. 10.3 Dans le cadre de Fentretien des Lieux, Skechers enlevera temporairement a ses frais et a la premiere requete de Prologis les enseignes publicitaires et antenne(s) parabolique(s) sur et autour des Lieux si cela est raisonnablement necessaire. 10.4. Forer dans la brique de facade et la pierre bleue seront en toutes circonstances strictement interdits.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Article 11—Etat des Lieux a la Date de Debut 11.1. Avant que Skechers commence son occupation des Lieux, un rapport d’« Etat de Delivrance » sera convenu entre les Parties, decrivant l’etat actuel des Lieux ainsi que la maniere dont les Lieux devraient etre delivres a la fin de la Convention, en ce compris une liste des ameliorations qui doivent et ne doivent pas etre restituees par Skechers, conformement aux conditions de 1’Article 13 ci-dessous. Toute amelioration par Skechers doit etre maintenue par Skechers sans aucune compensation ou paiement du a Skechers. 11.2. Ce rapport d’ « Etat de Delivrance » sera signe par Skechers et Prologis a la date de Delivrance des Lieux et sera alors joint a la presente Convention en Annexe 6. Article 12—Reparations et entretien des Lieux 12.1. Skechers occupera les Lieux avec soin. II s’engage a maintenir les Lieux a ses propres frais dans un bon etat constant d’entretien et de reparation pendant toute la duree de la presente Convention. 12.2. En plus des obligations incombant a Skechers en vertu des regies generates du Code civil beige (applicable le cas echeant par analogie), Skechers sera, entre autres, responsable pour ce qui suit (sans prejudice du caractere non-limitatif de cette enumeration): entretenir, reparer et renouveler les peintures interieures et la decoration interieure des Lieux. entretenir, reparer et, si necessaire, remplacer les installations sanitaires, les robinets d’eau et toutes installations et equipements similaires. entretenir correctement les conduites d’eau, les points d’eau et les conduites d’egouts, vider les collecteurs de graisses et les proteger contre le gel et, si necessaire, les debloquer. reparer tout dommage qui n’est pas directement le resultat de la vetuste ou d’un etat defectueux et, si necessaire, les remplacer. reparer et, si necessaire, remplacer le recouvrement des murs, les planchers, toutes les serrures et les equipements electriques. remplacer toute vitre brisee, pour quelque raison que ce soit (les couts en resultant seront, cependant, couverts par l’assurance mentionnee au premier alinea de l’Article 10 ci-dessus). entretenir le systeme de chauffage et de ventilation et reparer tout dommage qui n’est pas directement le resultat de la vetuste ou d’un etat defectueux. nettoyer les conduits de ventilation et faire ramoner les cheminees. etre responsable pour 1’entretien du carrelage des sols faisant partie des Lieux et le maintenir a son niveau initial. assurer et entretenir correctement le toit des Lieux. Skechers s’engage a remettre a Prologis un etat annuel concemant l’entretien du chauffage et du systeme de sprinklage ESFR, ainsi qu’un etat annuel du ramonage des cheminees par un ramoneur agree. Afin de maintenir la validite du certificat du systeme de sprinklage, Skechers fera demarrer au moins toutes les deux semaines le moteur des pompes de sprinklage. Les resultats de ce test devront etre ajoutes au registre faisant partie du systeme de sprinklage.

. VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation 12.3. Prologis est, pour son propre compte, seulement responsable des travaux structures et des reparations mentionnes aux articles 605 et 606 du Code civil, a savoir les travaux d’entretien et de reparation relatifs a la structure, aux fondations et au sol (a 1’exclusion du revetement des planchers), au toit et aux murs exterieurs des Lieux. Si cependant les travaux structurels (ou defauts), qui devraient normalement etre supportes par Prologis sont la consequence du defaut de Skechers d’executer ses obligations d’entretien ou de tout abus ou usage inadmissible par Skechers ou de toute autre raison qui peut etre imputee a Skechers, ce dernier sera egalement responsable pour ces travaux ou defauts. 12.4. Prologis peut demander a Skechers de realiser toutes les reparations necessaires et tous les travaux d’entretien et de les terminer endeans les deux (2) semaines de la reception par Skechers de la notification (comprenant un devis des travaux). A defaut pour Skechers de satisfaire a ces obligations, Prologis est autorise a faire realiser les travaux afin de maintenir et de remettre les Lieux en bon etat aux frais et risques de Skechers en defaut. Dans ce cas, Skechers remboursera tous les couts des travaux, sans prejudice de tout autre droit ou de toute autre action de Prologis. 12.5. Skechers tolerera, sans indemnite ou reduction de Redevance, l’execution de tous les travaux structurels, reparations ou ameliorations qui pourraient devenir necessaires pendant la duree de la presente Convention et ceci independamment de la duree de ces travaux structurels, reparations ou ameliorations. 12.6. Skechers informera Prologis au si vite que raisonnablement possible de la decouverte de toutes reparations structurelles incombant a Prologis. Si Skechers n’informe pas Prologis a ce sujet a temps, Skechers sera responsable pour les couts des reparations structurelles necessaires. 12.7. Pendant toute la duree de la presente Convention, les Parties devront se conformer a toutes les reglementations legales, administratives ou autres applicables. Elies seront responsables Tune a l’egard de l’autre pour toutes les consequences resultant du defaut de se conformer a ces reglementations. Article 13—Alteration et modification des Lieux 13.1. Skechers est autorise a placer des cloisons et des systemes d’eclairage dans les Lieux et a realiser de petits travaux et ameliorations necessaires pour ou utiles a ses activites. A la fin de la presente Convention, Prologis peut, a son choix, conserver les cloisons, les systemes d’eclairage, les petits travaux et ameliorations sans aucune indemnite ou paiement a Skechers, ou contraindre Skechers a enlever les cloisons, les systemes d’eclairage, les petits travaux et ameliorations et a remettre les Lieux dans leur etat d’origine, aux frais de Skechers. 13.2. Si requis Skechers remettra a Prologis au plus vite une copie des dossiers d’intervention ulterieure relatifs a de tels travaux. 13.3. Des modifications ou travaux importants, en particulier qui affectent la structure des Lieux, ne sont pas permis, sauf accord prealable et ecrit de Prologis. Prologis devra donner les raisons de ne pas donner cette autorisation. Si Prologis donne cette autorisation, il informera de meme immediatement Skechers, s’ il decide ou non, a la fin de la presente Convention, de conserver les modifications ou travaux importants soumis a son autorisation. En [’absence de decision de Prologis, les modifications ou travaux importants doivent etre enleves a la charge de Skechers.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation 13.4. Les depenses resultant de toute transformation, modification ou extension des Lieux, requis par ou en vertu de prescriptions et reglementations de tout type legales, administratives, professionnelles ou autres devenant applicables pendant la duree de la presente Convention, doivent etre supportees par Skechers. Article 14—Restitution des Lieux 14.1. A la fin de la duree de la presente Convention comme stipule a 1’Article 6 ci-dessus ou en cas de fin anticipee, Skechers restituera les Lieux en bon etat et propres. Les Parties conviennent que le rapport d’ « Etat de Delivrance », dont question a l’Article 11 ci-dessus, constituera le document directeur et constituera la base pour un nouveau rapport d’inspection des Lieux. Des que Skechers a termine sa liberation des Lieux et en tout etat de cause le dernier jour de la duree de la presente Convention comme precise a l’Article 6 ci-dessus, Prologis, en presence de Skechers, etablira un nouveau rapport d’inspection des Lieux. Le rapport d’inspection indiquera les degats dans les Lieux pour lesquels Skechers est responsable (etant compris que Skechers ne sera jamais responsable de la deterioration des Lieux resultant de l’usure normale), ainsi que la duree d’indisponibilite des Lieux en raison de la realisation des travaux de reparation. En cas de desaccord entre les Parties sur le contenu du rapport d’inspection, les Parties adresseront ce disaccord aussi vite que possible a un expert independant specialise en immobilier. Cet expert sera designe par les Parties ou, a defaut d’accord entre les Parties, a la requete de chaque Partie, par le President du Tribunal de Commerce de Liege. La decision de l’expert sera obligatoire pour les Parties et le Garant et les couts seront repartis de maniere egale entre les Parties. 14.2. Skechers sera responsable pour tout dommage aux lieux, cause par un acte ou une omission de sa part ou cause par un acte ou une omission de la part de ses representants, ses employes ou de toutes autres personnes en general pour qui Skechers est responsable en vertu de la loi ou conformement a la presente Convention. Outre les couts pour la realisation des travaux de reparation, Skechers paiera aussi une indemnite pour Pindisponibilite des Lieux resultant du dommage aux Lieux cause par un acte ou une omission pour laquelle Skechers est responsable en vertu de l’alinea precedent ou cause par le fait que Skechers n’a pas libere les Lieux a temps. Cette indemnite d’indisponibilite des Lieux sera egale au montant de la Redevance en vigueur couvrant toute la periode d’indisponibilite des Lieux, telle que determinee entre les Parties ou par l’expert dans son rapport d’inspection. 14.3. La remise des cles, sous quelque forme ce que soit, au depart ou apres le depart de Skechers ne liberera ni ne dechargera d’aucune maniere Skechers de ses obligations, en partie ou totalement aux termes de la Convention, et en particulier en ce conceme les possibles travaux de reparation a realiser par Skechers et/ou l’indisponibilite des Lieux apres la fin (anticipee) de la presente Convention. Article 15—Expropriation En cas d’expropriation totale ou partielle des Lieux, Skechers n’aura aucun droit de recours contre Prologis. Les droits que Skechers pourrait faire valoir contre 1’autorite expropriante n’affecteront en aucune maniere les droits que Prologis aura contre l’autorite expropriante.

VAT Lease DC3 Ligge—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Article 16—Fin de la Convention—Visites des Lieux 16.1. Prologis, ses agents et ses representants sont autorises a visiter les Lieux avec une personne designee par Skechers, a chaque fois que cela est necessaire, moyennant une notification prealable (au moins 24 heures a l’avance) a Skechers. 16.2. Durant les six (6) mois precedant la fin de la Convention ou en cas de vente des Lieux, Prologis est autorise a fixer des panneaux et des annonces publicitaires necessaires sur les Lieux, annonsant la mise a disposition ou en vente des Lieux. Article 17—Environnement et sol 17.1. Skechers fera en tout temps ses meilleurs efforts pour minimiser 1’impact de ses activites sur 1’ environnement et la sante humaine comme requis en vertu des legislations et reglementations applicables. 17.2. Tant pendant la duree de la presente Convention qu’apres, Skechers indemnisera completement Prologis et tiendra Prologis indemne pour tous dommages et couts resultant du rejet par Skechers de substances nocives dans l’air, l’eau, le sol et les eaux souterraines, ou d’activites qui sont nocives pour 1’environnement ou la sante humaine, en ce compris mais non limite a (i) les frais et depenses pour les etudes de sol ou autres etudes, les mesures preventives ou curatives et pour les programmes de suivi, (ii) la diminution de la valeur du Site, (iii) la perte de benefice d’exploitation du Site, (iv) les responsabilites vis-a-vis des tiers et/ou des autorites publiques, (v) les penalties, interets, procedures et frais d’experts techniques, legaux ou financiers. 17.3. Avant la Date de Debut, Prologis aura realise une Phase I d’Evaluation Environnementale du Site et une Investigation Geotechnique de Site sur le Site, pour son propre compte. L’Evaluation et 1’Investigation Geotechnique de Site seront jointes a la presente Convention en Annexe 8. 17.4. Avant la fin de la presente Convention, Skechers ordonnera a ses propres frais a un expert agree de realiser une etude de reconnaissance du sol sur le Site. Si les resultats de cette etude de reconnaissance du sol indiquent qu’il y a des concentrations de substances dans le sol et/ou dans les eaux souterraines du Site excedant les standards qui s’appliquent a cette date et/ou qui doivent donner lieu a d’autres mesures d’investigations et/ ou a une decontamination du sol, Skechers fera proceder a ces investigations et a cette decontamination du sol pour son propre compte. Skechers compensera de meme Prologis pour tout dommage que ce dernier pourrait souffrir du fait de toute contamination du sol et/ou des eaux souterraines excedant la contamination mesuree dans 1’Evaluation et 1’Investigation Geotechnique de Site qui seront jointes en Annexe 8 ou resultant des investigations et mesures de decontamination realisees par Skechers pour cette contamination, sauf si et dans la mesure ou Skechers peut prouver que cette contamination est due aux activites de tiers. Skechers fera un effort raisonnable pour assurer que les investigations et les mesures de decontamination soient realisees avant la fin de la presente Convention et interferent aussi peu que possible avec l’usage du Site.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Article 18—Conditions du Titre de Propriete 18.1. Des que Prologis aura acquis le Site des Services Promotion Initiatives en Province de Liege (SPI) SCRL, Prologis communiquera un extrait contenant les dispositions du titre de propriete qui sont pertinentes pour Skechers. Cet extrait sera aussi joint en Annexe 10 a la presente Convention. Skechers s’est vu remettre un projet de convention (ou du moins, un extrait reprenant le projet de dispositions du titre de propriete qui sont pertinentes pour Skechers), afin de permettre a Skechers de verifier si ces dispositions ne sont pas materiellement plus contraignantes que celles prevues dans le titre de propriete relatif au terrain sur lequel le Distribution Center I et le Distribution Center II sont construits. 18.2. Skechers s’engage a se conformer aux termes du titre de propriete et s’engage, pour lui-meme, chacun de ses ayants droit et chacun de ses successeurs et cessionnaires, a se conformer consciencieusement aux dispositions pertinentes du titre de propriete, dans la mesure ou ces dispositions sont ou peuvent etre appliquees a Skechers, et a assurer que ces dispositions sont consciencieusement respectees par tout tiers qui pourrait acquerir un droit de bail, d’usage ou tout autre droit sur les Lieux ou le Site. 18.3. Skechers indemnisera et tiendra pleinement indemne Prologis pour tous dommages et/ou couts qui pourraient resulter du non-respect des dispositions pertinentes du titre de propriete. Article 19—Faillite—Manquement 19.1. En cas de defaillance, de faillite et de liquidation, volontaire ou involontaire ou en cas de reorganisation de Skechers, en cas de saisie des biens de Skechers ou en cas de defaut de Skechers de satisfaire a ses obligations en vertu de la presente Convention ou d’autres conventions importantes, Prologis sera autorisee a mettre fin a la presente Convention, sans etre redevable de dommages et interets. Dans ce cas, Skechers devra cependant payer une indemnite a Prologis s’elevant a six mois de Redevance due a ce moment, et ceci sans prejudice des autres obligations lui incombant en vertu de la presente Convention, en ce compris le paiement de la Redevance, indexee, pour la duree restante de la presente Convention telle que mentionnee a 1’Article 6.1, ou en cas d’extension conformement a l’Article 6.2. 19.2. L’indemnite mentionnee ci-dessus a ete expressement convenue sur la base du fait que les Lieux sont prefinances et construits par Prologis a la demande et sur instruction de Skechers et que, par consequent, la faculte de Prologis de recevoir la Redevance convenue durant au moins 15 ans constitue un element essentiel de la presente Convention, sans lequel Prologis n’aurait jamais conclu la presente Convention.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Article 20—Garantie bancaire 20.1. En cas de changement important dans la liquidite, la solvabilite et les resultats financiers de Skechers et/ou du Garant ou de menace de tel changement, par rapport a la liquidite, la solvabilite et les resultats financiers de Skechers et/ou du Garant au moment de la conclusion de la presente Convention, Skechers remettra a Prologis, a la premiere demande de ce dernier, en tant que surete pour la bonne execution par Skechers de ses obligations en vertu de la presente Convention ainsi qu’en vertu de la Convention DC I et de la Convention DC II (et leurs amendements respectifs), une garantie bancaire abstraite, cessible et appelable a premiere demande, irrevocable et inconditionnelle en faveur de Prologis et de Prologis Belgium III sprl (et de tout autre futur proprietaire des lieux respectifs) par une banque importante de bon standing (A rating) disposant d’un siege social en Belgique (sous une forme approuvee par Prologis a l’avance a sa seule discretion), egale au montant total de trois (3) mois de Redevance en vertu de la presente Convention ainsi qu’en vertu la Convention DC I et de la Convention DC II (ci-apres la « Garantie Bancaire »). La Garantie Bancaire, le cas echeant, sera valide pour la duree de la presente Convention, de la Convention DC I et de la Convention DC II, en ce compris leurs eventuelles extensions, plus six (6) mois. 20.2. Le cas echeant, a la fin de chaque periode de cinq ans de la presente Convention, le montant de la Garantie Bancaire sera adapte de sorte qu’il corresponde toujours a trois (3) mois de Redevance en vertu de la Convention DC I plus la TV A applicable due a ce moment. 20.3. Le cas echeant, si un ou plusieurs des beneficiaries de la Garantie Bancaire executent partiellement ou totalement la Garantie Bancaire pendant la duree de la presente Convention, Skechers s’engage a remettre aux beneficiaries (endeans une periode postulee par ces demiers) une Garantie Bancaire de remplacement (ou un amendement a la Garantie Bancaire qui a deja ete partiellement ou integralement realisee) qui s’eleve a trois (3) mois de Redevance due a ce moment en vertu de la Convention DC I plus la TV A applicable. 20.4. Le cas echeant, les beneficiaries de la Garantie Bancaire seront autorises a faire appel a la Garantie Bancaire afin de, sans limitation, (i) couvrir les couts de restitution des Lieux en vertu de la presente Convention ainsi qu’en vertu de la Convention DC I et de la Convention DC II (et leurs amendements respectifs) dans l’etat tel que decrit dans les rapports d’inspection respectifs conformement aux dispositions respectives des Conventions DC III, DC II et DC I; et/ou (ii) compenser tous montants dus par Skechers a un ou plusieurs beneficiaries en vertu de ces Conventions ; et/ou (iii) compenser tous dommages, toutes pertes, tous couts et toutes depenses encourus par les beneficiaries de la Garantie Bancaire suite a toute violation de ces Conventions par Skechers, sans prejudice de tout autre remede foumi par ces Conventions ou foumi par la loi. Le recouvrement par un ou plusieurs des beneficiaries de la Garantie Bancaire de tout ou partie des montants de la Garantie Bancaire ne liberera pas Skechers de l’execution de ses obligations en vertu des Conventions DC III, DC II et DCI. 20.5. La presente clause est convenue sans prejudice de l’application et de la mise en oeuvre de 1’article 21 ci-dessous.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Article 21—Garantie de la societe mere (« hoofdelijke borgtocht/caution solidaire ») 21.1. Le Garant sera indivisiblement et solidairement responsable avec Skechers vis-a-vis de Prologis pour la bonne execution par Skechers de ses obligations et engagements en vertu de la presente Convention. 21.2. Le Garant renonce a ses droits aux termes des articles 2026 et 2037 du Code civil. 21.3. Le Garant accepte de ne pas reclamer a Skechers le remboursement de tout paiement fait a Prologis en vertu du present Article 21 ou de ne pas accepter de paiement ou de surete de Skechers, lorsque un tel remboursement ou paiement au Garant pourrait mettre a mal la bonne execution par Skechers de ses obligations en vertu de la presente Convention. 21.4. Skechers remettra a la premiere demande de Prologis les etats financiers annuels du Garant. En cas de survenance d’un changement negatif important dans la la situation financiere du Garant, Skechers obtiendra qu’une autre societe acceptable pour Prologis foumisse une garantie de remplacement aux termes decrits dans le present Article et Skechers obtiendra que cette autre societe conclue un avenant a la presente Convention a la demande ecrite de Prologis. 21.5. Les couts relatifs a la presente garantie, sa mise en oeuvre devant les tribunaux ou devant un officier public, et son execution seront supportes exclusivement par le Garant. 21.6. Le Garant declare que le fait de foumir la garantie mere telle que decrite au present Article, est conforme a son objet social. 21.7. La presente clause est convenue sans prejudice de l’application et de la mise en oeuvre de Particle 20 ci-dessus. Article 22—Enregistrement 22.1. Skechers est responsable de 1’enregistrement de la presente Convention et en paiera tous les couts, toutes les charges et toutes les amendes. 22.2. Vu que la presente Convention doit etre consideree comme une convention par laquelle les Lieux sont a la disposition de Skechers pour des activites decrites a l’article 18, § ler, seconde section, 9° du Code de TVA beige, la presente Convention sera enregistree au droit fixe de € 50.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation PARTIE III—CLAUSES GENERALES ET FINALES Article 1—Langue 1.1. Les Parties et le Garant reconnaissent qu’ils ont requis que la presente Convention soit redigee en frangais et en anglais. La version frangaise sera utilisee a des fins d’enregistrement. La version anglaise sera jointe a la version franchise en tant qu’Annexe 11. En cas de divergences la version anglaise prevaudra. 1.2. Les Parties et le Garant reconnaissent qu’ils ont requis que toutes les notifications et les procedures legales dont question ci-dessous ou s’y rapportant soient redigees en anglais, dans la mesure permise par les regies d’ordre public se rapportant directement ou indirectement a ces procedures. Article 2—Election de domicile—Notifications 2.1. Pour les besoins de la presente Convention, les Parties et le Garant font election de domicile a leur siege social respectif. 2.2. Toute notification en vertu de la presente Convention sera faite par exploit d’huissier de justice ou par lettre recommandee. Les notifications seront considerees avoir ete remises et etre effectives (i) si remises par un huissier au moment de la remise, ou (ii) si envoyees par lettre recommandee dans les deux (2) jours ouvrables du depot au bureau de poste. Article 3—Clauses diverses 3.1. La presente Convention, en ce compris ses Annexes, contient l’integralite de l’accord des Parties s’y rapportant et du Garant en ce qui conceme l’objet auquel elle se refere et contient tout ce que les Parties et le Garant ont negocie et convenu dans le cadre de la presente Convention. Aucun amendement ou modification a la presente Convention ne prendra effet a moins d’avoir ete convenu par ecrit et d’avoir ete signe par les representants valablement autorises des Parties et—le cas echeant—du Garant. Les Annexes a la presente Convention en font partie integrante et toute reference a la presente Convention inclura une reference aux Annexes et vice versa. La presente Convention remplace et annule tout accord, toute communication, toute offre, toute proposition, ou toute correspondance, orale ou ecrite, echangee precedemment ou conclue entre les Parties et le Garant et se referant au meme objet.

VAT Lease DC3 Liege—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation 3.2. Nonobstant toute clause contraire de la presente Convention, aucune Partie ne sera responsable du retard ou du defaut d’execution de ses obligations en vertu de la presente Convention resultant d’une cause echappant a son controle raisonnable ou resultant de greves, blocages, arrets de travail ou conflits sociaux collectifs, dans la mesure ou la Partie invoquant la force majeure informe 1’autre Partie des que raisonnablement possible de la survenance et de la duree estimee et de sa fin, ainsi qu’une description precise des causes. Si la situation de force majeure a une duree de plus de deux (2) mois, 1’autre Partie est autorisee a terminer la presente Convention conformement aux termes de la presente Convention. 3.3. Si une ou plusieurs dispositions de la presente Convention sont declarees invalides, illegales ou inexecutables en vertu du droit applicable, la validite, la legalite et le caractere executoire des dispositions restantes ne seront en aucune maniere affectees. Dans l’hypothese ou une telle invalidity, illegalite ou inexecution d’une clause affecte l’entierete de la presente Convention, chacune des Parties et—le cas echeant—le Garant feront leurs meilleurs efforts pour negocier immediatement et de bonne foi une disposition de remplacement valide qui est economiquement egale a la clause affectee. 3.4. Le defaut ou le retard d’une Partie d’exercer un droit ou un remede en vertu de la presente Convention ne sera pas considere comme une renonciation a s’en prevaloir, et l’exercice unique ou partiel de quelque droit ou remede que ce soit n’empechera aucun autre ou ulterieur exercice. Les droits et remedes resultant de la presente Convention sont cumulables et n’excluent pas les droits ou remedes resultant de la loi. Article 4 -Droit applicable et juridiction 4.1. La presente Convention est gouvemee par le droit beige. 4.2. Les tribunaux de commerce de Liege sont seuls et exclusivement competents pour regler tout litige concemant la conclusion, la validite, 1’execution ou 1’interpretation de la presente Convention.

VAT Lease DC3 Lidge—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation Fait a [.], le [.], en quatre exemplaires originaux, chaque Partie et le Garant declarant avoir re<?u un exemplaire original, et un exemplaire etant destine aux fins d’enregistrement. Prologis Name: Mr. David Weinberg A Capacity: Director Guarantor Name: Mr. David Weinberg j Capacity: Director /

VAT Lease DC3 Lldge—Annexe 11 DLA Piper UK LLP Draft 16 September 2014 For discussion purposes only Subject to approval of the independent Investment Committee of Prologis, Inc. French translation

Annexes: 1. Plan du Site (incluant le terrain adjacent au Site) 2. Plan de situation des Lieux 3. Specifications Descriptives des Lieux 4. Etapes 5. Copie de la demande de permis unique—a aj outer quand disponible 6. Rapport d’etat de delivrance—& aj outer quand realise 7. Liste des equipements et des services 8. Etude de sol du Site—& aj outer quand realisee 9. Servitudes et obligations—k ajouter quand disponible 10. Extrait du titre de propriety—k ajouter quand disponible 11. Version [anglaise] de la presente Convention 12. Travaux de nivellement du sol—hypotheses techniques 13. Convention de nivellement du sol 14. Modifications pr^convenues et travaux additionnels

PROLOGIS. Appendix 12—Ground levelling works—technical assumptions

[GRAPHIC APPEARS HERE]

PROLOGIS, Appendix 13—Ground levelling agreement

A % 9 PROLOGIS Agreement BETWEEN THE UNDERSIGNED: 1. The limited liability company Prologis Belgium II BVBA, having its registered office at 2850 Boom, Scheldeweg 1, registered with the Crossroads Bank for Enterprises under the number 0472.435.431 (RLE Antwerp) and with VAT number 0472.435.431, represented by Mr. Bram Verhoeven, holder of a special proxy, hereinafter referred to as “Prologis”, AND 2. The limited liability company Skechers EDC Sprl, having its registered office at [4041 Milmort (Li£ge), avenue du Parc Industriel 3], registered with the Crossroads Bank for Enterprises under the number 0478.543.758 (RLE Li&ge) and with VAT number 0478.543.758, represented by Mr. David Weinberg, hereinafter referred to as “Skechers”, Prologis and Skechers hereinafter jointly referred to as “Parties” or individually as a “Party”; AND 3. The limited liability company under the laws of the State of Delaware (USA) Skechers USA Inc., having its registered office at CA 90266 Manhattan Beach (USA), Manhattan Beach Blvd. 228, and registered under the Commision File Number 001-1429 with I.R.S. Employer Identification No. 95-437615, represented by David Weinberg, hereinafter referred to as “Guarantor”,

Ground levelling Agreement Liège DC1 Unit C

WHEREAS:

1. Parties and the Guarantor have executed, at present, a conditional agreement (the "**Warehouse Agreement**") with respect to the design, construction and putting at the disposal by Prologis to Skechers, of warehouses, mezzanine and offices, i.e. the Prologis Park Liège Distribution Center III, on a parcel of land located in the Industrial Park Hauts-Sarts, Milmort, Liège, Avenue du Parc Industriel, as further described in Article 1.1, last paragraph of Part I of the Warehouse Agreement (the "**Site**").

2. The Site is currently owned by Services Promotion Initiatives en Province de Liège (SPI) SCRL. Prologis is negotiating terms and conditions of the acquisition of the Site.

3. The Warehouse Agreement is conditional to both (i) obtaining the required building and environmental permit(s) and other consents and authorisations for the design and construction of the Prologis Park Liège Distribution Center III, and (ii) acquisition of the Site.

4. Given the timing constraints for Skechers, Skechers has nevertheless requested Prologis to start ground levelling works on the Site.

THE FOLLOWING HAS BEEN AGREED:

1. Prologis shall use best efforts in order to obtain the prior approval of Services Promotion Initiatives en Province de Liège (SPI) SCRL in order to start ground levelling works on the Site in view of the construction of the Prologis Park Liège Distribution Center III, as further detailed in **Appendix 1**, i.e. prior to the acquisition of the Site by Prologis.

2. Subject to obtaining the approval by Services Promotion Initiatives en Province de Liège (SPI) SCRL to start the ground levelling works ahead of the acquisition of the Site, Prologis shall apply for the required building and environmental permit(s) and other consents and authorisations for the ground levelling works on the Site as further detailed in **Appendix 1**. To the extent possible Prologis shall apply for such permits and authorisations separately from and in advance of the application for the building and environmental permit(s) and other consents and authorisations for the actual design and construction of the Prologis Park Liège Distribution Center III.

3. As from reception of the confirmation of the undisputable, executable and final approvals, permits and consents referred to sub 1 and 2 above, Prologis shall use best efforts in order to start ground levelling works on the Site in view of the construction of the Prologis Park Liège Distribution Center III, as further detailed in **Appendix 1**, as soon as reasonably and technically possible.

4. In the event the Conditions Precedent, as defined in the Warehouse Agreement, are not cumulatively fulfilled in accordance with the Warehouse Agreement, and provided this non-fulfilment is not exclusively attributable to Prologis, any and all costs incurred and paid by Prologis to third parties with respect to the present Agreement and the works referred to therein, including but not limited to the costs for any actual ground levelling works on the Site and reinstatement of the Site, shall be entirely and unconditionally reimbursed by Skechers, at the first request of Prologis and Prologis shall be held harmless by Skechers with respect hereto.

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5. The Guarantor shall be jointly and severally liable with Skechers vis-^-vis Prologis for the good performance by Skechers of its obligations and undertakings under present Agreement. Article 21 “Parent Company Guarantee (“hoofdelijke borgtocht/caution solidaire”)” of Part II of the Warehouse Agreement applies accordingly. 6. For the avoidance of doubt, the present Agreement is not conditional to the Conditions Precedent, as defined in the Warehouse Agreement. 7. The present Agreement is governed by Belgian law. The commercial courts of Lidge will have sole and exclusive jurisdiction with respect to any dispute relating to the conclusion, validity, the implementation or the interpretation of this Agreement. * * * Done in , on 1 ^ flO / 2014, in three original counterparts, each Party and the Guarantor acknowledging receipt of a fully executed original copy. Skechers Prologis [GRAPHIC APPEARS HERE] Capacity: Holder of a special proxy [GRAPHIC APPEARS HERE] Name: Mr. David Weinberg Capacity: Director

Ground levelling Agreement Liege DC1 Unit C

Ground levelling Agreement Liege DC1 Unit C

Guarantor [GRAPHIC APPEARS HERE] Name: Capacity: Mr. David Weinberg Director Appendices 1. Ground levelling works—technical description

PROLOGIS. Appendix 14—Pre-agreed modifications and extra works

Appendix 14 Liege DC 3
Pre-agreed modifications and extra works
Tenant specific changes and additions to initial plan (as per LOI)
Date 25th of September 2014

PROLOGIS

Tenant specific changes and additions	Quantity	Unit	Unit rate	Total
Additional dock positions incl. leveller, shelter, dock door, plinth, foundation and loading pit	8	pcs	€ 19,350	€ 154,800
Steel cover plate dock buffers	28	pcs	incl.	€ 0
Dock spotlights	28	pcs	€ 275	€ 7,700
Additional groundfloor gate	1	pcs	€ 4,350	€ 4,350
Truck parking	17	pcs	incl.	€ 0
Double and wider entrance sliding gate	1	pcs	€ 22,000	€ 22,000
Automatic barriers and intercom	5	pcs	€ 3,850	€ 19,250
Re-arrange existing site entrance	1	ps	€ 15,000	€ 15,000
Wider site entrance	850	m2	€ 79	€ 67,150
New guard house	1	ps	€ 25,000	€ 25,000
Warehouse strip lighting narrow aisles	24,425	m2	€ 3	€ 63,505
Upgrade floor flatness according to DIN15185	24,425	m2	€ 3	€ 73,275
Extra toilets	1	ps	incl.	€ 0
Total tenant specific changes and additions (excl. VAT)				€ 452,030